UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Denbury Resources, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

April 3, 2007

To our Stockholders:

You are hereby notified that the 2007 Annual Meeting of Stockholders of Denbury Resources Inc., a Delaware corporation (“Denbury” or the “Company”), will be held at the Marriott at Legacy Town Center Hotel located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M., Central Time (CDT), on Tuesday, May 15, 2007, for the following purposes:

(1)                                  to elect seven directors, each to serve until their successor is elected and qualified;

(2)                                  to increase the number of shares that may be used under our 2004 omnibus stock and incentive plan;

(3)                                  to increase the number of shares that may be used under our employee stock purchase plan;

(4)                                  to ratify the appointment by the audit committee of PricewaterhouseCoopers LLP as the Company’s independent auditor for 2007;

and to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 30, 2007, are entitled to notice of and to vote at the annual meeting.

Stockholders are urged to vote their proxy promptly by either returning the enclosed proxy, voting by telephone or voting via the internet, each as more fully described in the enclosed proxy statement, whether or not they expect to attend the annual meeting in person.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.

Phil Rykhoek
Senior Vice President, Chief Financial Officer
and Secretary

It is important that proxies be returned promptly.  Therefore, stockholders are urged to vote and return their proxy whether or not they expect to attend the annual meeting in person.  Your proxy may be revoked at any time before it is voted.

DENBURY RESOURCES INC.

Proxy Statement

Annual Meeting of Stockholders
to be held on Tuesday, May 15, 2007

THE ENCLOSED PROXY IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF VOTES BY THE MANAGEMENT OF DENBURY RESOURCES INC., a Delaware corporation (“Denbury” or the “Company”) for use at the annual meeting of the stockholders of Denbury to be held on the 15th day of May, 2007 at the Marriott at Legacy Town Center Hotel located at 7120 Dallas Parkway, Plano, Texas 75024, at 3:00 P.M. Central Time (CDT), or at any adjournment thereof.

We anticipate that this proxy statement, proxy card and our 2006 annual report to stockholders will be mailed on or before April 5, 2007.

RECORD DATE AND COMMON STOCK OUTSTANDING

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on Friday, March 30, 2007.  Only Denbury stockholders of record as of the record date are entitled to receive notice of and to vote at the meeting.  As of the record date, there were approximately 120,800,000 shares of common stock of Denbury issued and outstanding.

VOTING OF COMMON STOCK

A proxy card is included with this proxy statement.  In order to be valid and acted upon at the annual meeting, your proxy card must be received by the Secretary of Denbury or by the transfer agent, American Stock Transfer and Trust, 40 Wall Street, New York, NY 10005, before the time set for the holding of the meeting or any adjournment thereof.  You may also vote your shares by phone, (800)-PROXIES, or may vote via the Internet at www.voteproxy.com.

If you submit a proxy, you may revoke it any time prior to the meeting, or if you attend the meeting personally, you may revoke your proxy at that time and vote in person.  In addition, regardless of which method you used to submit your proxy, you may revoke it by any later-dated vote via the telephone, the Internet or in writing.  This later dated proxy may be deposited at either our registered office or our principal place of business, at any time up to the time of the meeting, or with the Chairman of the meeting on the day of the meeting.  If your shares are held in street name by a broker or bank, you will need to obtain a written proxy from the broker, bank or other nominee holding your shares to be able to vote at the meeting.  You should note that your mere presence at the meeting, however, will not constitute a revocation of a previously submitted proxy.

In order for us to have a quorum at our annual meeting, we must have present in person or represented by proxy at least one-third of our issued and outstanding shares of common stock entitled to vote at the meeting.  If you are a holder of our common stock, you are entitled to one vote at the meeting for each share of common stock that you held as of the record date.  You will not be allowed to cumulate your votes for the election of directors. If you do not wish to vote for a particular nominee, you must clearly identify such nominee on your proxy card.  A plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required to elect each nominee for director and a majority of the shares present in person or by proxy at the meeting is required to approve each other item to be voted upon at the meeting.  We will include abstentions in the vote totals, which means that they have the same effect on each proposal as a negative vote.  However, broker non-votes, if any, will not be included in the vote totals and therefore will not have any effect.

We will vote all properly executed proxies at the meeting in accordance with the direction on the proxy.  You should note that if no direction is indicated, the shares will be voted FOR all the director nominees, FOR the increase in the number of shares that may be used under our 2004 omnibus stock and incentive plan, FOR the increase in the number of shares that may be used under our employee stock purchase plan, and FOR the appointment of our auditors.  Our Board has designated Ron Greene and/or Gareth Roberts to serve as proxies.  We do not know of any matters, other than those matters listed on the Notice of Annual Meeting of Stockholders that will be brought before the meeting.  However, if any other matters are properly presented for action at the meeting, we intend for Ron Greene and/or Gareth Roberts, as proxies named in the enclosed proxy card, to vote at their discretion on such matters.

PERSONS MAKING THE SOLICITATION

We will bear all the costs incurred in the preparation and mailing of the proxy, proxy statement and Notice of Annual Meeting.  In addition to solicitation by mail, our directors, officers or employees may solicit proxies by personal interviews, telephone or other means of communication.  If they do so, these individuals will not receive any special compensation for these services.  We may also retain a proxy solicitor to assist us with the distribution and solicitation of proxies for the meeting at our expense.

BUSINESS TO BE CONDUCTED AT THE MEETING

Proposal One:

Election of Directors

Our Bylaws provide that our Board of Directors shall consist of a minimum of three and a maximum of fifteen directors.  Each of the directors is elected annually and holds office until the close of the next annual meeting of stockholders unless he resigns from that position or ceases to be a director by operation of law.  We presently have seven directors all of whom are serving terms that expire at the meeting.  Unless you mark a proxy to the contrary, we plan to vote the proxies for the election of the seven nominees as directors as listed herein.   All seven of these individuals are current members of the Board.  We do not foresee any reason why any of these nominees would become unavailable, but if they should, we may either vote your proxy for a substitute that is nominated by the Board or reduce the size of our Board accordingly.

Ronald G. Greene
David I. Heather
Gregory L. McMichael
Gareth Roberts
Randy Stein
Wieland F. Wettstein
Donald D. Wolf

The names, ages, offices held, period of time served as a director and the principal occupation of each person nominated for election as a director are as follows:

Name	Age	Offices Held	Officer or Director Since	Principal Occupation
Ronald G. Greene(1)(3)	58	Chairman and Director	1995	Principal Stockholder, Officer and Director of Tortuga Investment Corp.

David I. Heather(2)	65	Director	2000	Director of The Scotia Group

Gregory L. McMichael(1)	58		2004	Independent Consultant

Gareth Roberts	54	President, Chief Executive Officer and Director	1992	President and Chief Executive Officer, Denbury Resources Inc.

Randy Stein(2)(3)	53	Director	2005	Independent Consultant

Wieland F. Wettstein(2)(3)	57	Director	1990	President, Finex Financial Corporation Ltd.

Donald D. Wolf(1)	63	Director	2004	President and Chief Executive Officer of Aspect Energy, LLC

(1)                                        Member of the Compensation Committee.

(2)                                        Member of the Audit Committee.

(3)                                        Member of the Nominating/Corporate Governance Committee.

Directors

Ronald G. Greene has been Chairman of the Board and a director of Denbury since 1995.  Mr. Greene was the founder and served as Chairman of the board of directors of Renaissance Energy Ltd. and Chief Executive Officer of Renaissance from its inception in 1974 until May 1990, and remained as Chairman until Renaissance was merged with Husky Oil Operations to create Husky Energy, Inc. in August 2000.  He is also the principal stockholder, officer and director of Tortuga Investment Corp., a private investment company and serves on the Board of Directors of WestJet Airlines Ltd., a public Canadian scheduled airline.  Mr. Greene has served on the boards of several public and private companies, as well as industry organizations and community and international charitable organizations.

David I. Heather has been a director of Denbury since 2000. Mr. Heather is a founding partner and director of The Scotia Group, an independent geoscience and reservoir-engineering firm in Dallas and Houston, Texas, formed in 1981.  He retired as president of Scotia in 2002, but continues to provide technical and strategic advice to Scotia and its client base as an independent consultant.  Mr. Heather is a Chartered Engineer of Great Britain and received his Bachelor of Science degree in Chemical Engineering from the University of London in 1963.

Gregory L. McMichael has been a director of Denbury since December 2004.  Mr. McMichael is currently a self-employed business consultant, having retired in 2004 from his position of Vice President and Group Leader — Energy Research of A.G. Edwards, where he was responsible for all of the firm’s equity research in the energy sector.  Prior to his employment by A.G. Edwards, which commenced in

1998, Mr. McMichael was Director of Equity Research of Hanifen, ImHoff, Inc., a regional investment banking firm based in Denver, for eight years.  Mr. McMichael also serves on the board of Matador Resources Company, a private oil and natural gas company headquartered in Dallas, Texas.

Gareth Roberts has been President, Chief Executive Officer and a director since 1992.  Mr. Roberts founded Denbury Management, Inc., the former primary operating subsidiary of the Company in April 1990.  Mr. Roberts has more than 30 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees from St. Edmund Hall, Oxford University, where he has been elected to an Honorary Fellowship.  Mr. Roberts also serves as Chairman of the Board of Directors of Genesis Energy, L.P., a public master limited partnership.

Randy Stein has been a director of Denbury since January 2005. Mr. Stein is currently a self-employed business consultant having retired from PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, in 2000.  Mr. Stein was employed for 20 years with PricewaterhouseCoopers LLP, most recently as principal in charge of the Denver tax practice.  Mr. Stein served as audit committee chairman, co-chairman of the nominating and governance committee, and a member of the compensation committee of Westport Resources Corp., a Denver-based public oil and gas company, from 2000 until they were acquired in 2004. Mr. Stein is currently a board member and audit committee chairman of Bill Barrett Corporation, an oil and gas company, and also served on the board and audit committee of Koala Corporation through 2005, both Denver-based public companies.

Wieland F. Wettstein has been a director of Denbury since 1990.  Mr. Wettstein is the President and controls Finex Financial Corporation Ltd., an investment company in Calgary, Alberta, a position he has held since November 2003.  Prior to that, Mr. Wettstein was Executive Vice President of Finex since 1987.  Mr. Wettstein has been a director of a number of Canadian public and private companies during the past 15 years, including several junior oil and gas companies.  Mr. Wettstein is a Chartered Accountant.

Donald D. Wolf has been a director of Denbury since June 2004. Mr. Wolf is currently the Chief Executive Officer and President of Aspect Energy and Chief Executive Officer of Quantum Resources, LLC, both private oil and natural gas companies based in Denver. Beginning in 1996, Mr. Wolf was Chairman and Chief Executive Officer of Westport Resources Corporation of Denver, Colorado, until Westport merged with Kerr-McGee in 2004.  From 1994 to 1996, Mr. Wolf was President and Chief Operating Officer of UMC Corporation, and from 1981 to 1993, he was CEO and President of General Atlantic Resources.  Mr. Wolf also serves on the boards of MarkWest Hydrocarbons, Inc., Aspect Energy, LLC, Quantum Resources, LLC and Enduring Resources LLC.

Our Board of Directors recommends that stockholders vote FOR each of the foregoing directors.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the election of the foregoing nominees as directors.

Proposal Two:

Increase in Number of Shares That May Be Issued Under our 2004 Omnibus Stock and Incentive Plan

The second proposal before the stockholders is the approval of an amendment to our 2004 omnibus stock and incentive plan (the “2004 Plan” or “Plan”) previously approved by our board, which increases the number of shares that may be issued under the Plan by 2,000,000 shares, 600,000 of which may be restricted stock or performance awards.  Without stockholder approval of the proposed increase, as of February 28, 2007, there are 747,952 shares remaining for future grants under the Plan, 273,814 of which may be used for restricted stock or performance awards.

When we first adopted the Plan in May of 2004, a total of 5,000,000 shares of common stock were reserved for the Plan.  Of that total, up to 2,750,000 aggregate shares may be issued as restricted stock awards or performance awards.  If the stockholders approve the second proposal, the maximum shares available for the plan will increase to 7,000,000 and the aggregate shares which may be issued as restricted stock or performance awards will increase to 3,350,000 shares.

Since May 12, 2004, the effective date of the Plan, the following activity has taken place, assuming the proposal to increase the total number of shares available under the Plan is approved:

		Shares
	Shares Available	Reserved For
	For Future	Future
	Grants	Issuance

Shares available and reserved at inception - May 12, 2004	5,000,000	5,000,000
Stock options and SARs granted, net of cancellations	(1,775,862)
Stock options and SARs exercised		(84,199)
Restriced stock granted, net of cancellations	(2,368,268)
Restricted stock vested		(839,190)
Performance share awards granted (at maximum level)	(107,918)
Shares available and reserved - February 28, 2007	747,952	4,076,611

Requested shares under Proposal Two	2,000,000	2,000,000
Shares available and reserved after authorized increase	2,747,952	6,076,611

Percent of common shares outstanding after authorized increase - February 28, 2007	2.3%	5.0%

Our Board is proposing to increase the number of shares available under the Plan in order to ensure that there will be sufficient shares available under the Plan for grants of long-term incentive awards to employees during the next two to three years.  Long-term incentive awards are a vital element of our employees’ compensation and we believe they are necessary to recruit and retain our employees, our most valuable asset.  See also “Executive Compensation — Compensation Discussion and Analysis.”  We generally issue long-term incentive awards to all new employees when they begin their employment with us, with additional long-term incentive awards to be granted each year as part of the annual review of compensation by our Compensation Committee.

Summary of the Key Terms of the Plan.  Our 2004 Plan is designed to provide employees and officers with an added incentive; to help us attract and retain personnel of outstanding competence; and to align the interests of employees with those of the stockholders by providing them with the opportunity to acquire an increased proprietary interest in Denbury.  Our 2004 Plan is administered by the Compensation Committee of the Board, which is comprised of Messrs. McMichael, Wolf and Greene.  Our 2004 Plan terminates on May 12, 2014, except with respect to awards then outstanding.  Our board may amend the Plan and awards, except that stockholders must approve (i) an increase in the number of shares reserved under the Plan, (ii) an increase to the maximum10-year period during which grant awards expire, (iii) any changes for which applicable law or authority would require stockholder approval.  Further, they cannot make any amendment that would substantially impair any award previously granted to any holder without the consent of such holder.  Pursuant to the Plan, we may grant non-qualified or incentive stock options, restricted stock awards, performance awards and stock appreciation rights to directors, officers and full-time employees of Denbury.

Prior to December 2005, our only long-term incentive grants were stock options, except for one grant of restricted stock to each officer (8 individuals) and non-employee directors (6 individuals) between August 2004 and January 2005.  At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our 2004 Plan, stock appreciation rights payable in stock (“SARs”), and time-denominated shares of restricted stock issued pursuant to the plan.  We completely replaced the use of stock options with SARs effective January 1, 2006 because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options.

Stock options

The term, vesting and exercisability of stock options previously granted under the Plan were determined by the Compensation Committee.  All options vest immediately upon a holder’s death or disability or upon a change of control (as defined).  Unless otherwise provided in the option, stock options terminate at the earliest of the following events:

•                  the 90th day following the holder’s separation from the Company except for death, disability or for cause (as defined);

•                  immediately upon separation as a result of a discharge for cause;

•                  on the first-year anniversary of a separation by reason of death or disability;

•                  on the tenth-year anniversary of the date of grant.

Options are not transferable.  There are additional restrictions on the exercise price and term of the option if an incentive stock option is awarded to a person who owns more than 10% of our outstanding common stock.

Restricted stock awards

We may grant restricted stock awards and performance awards covering 2,750,000 shares of common stock pursuant to the Plan (3,350,000 shares if this proposal is approved).  Grants of shares of restricted stock are subject to such terms, conditions, restrictions or limitations as the Compensation Committee deems appropriate, including the determination of who votes the restricted shares.  The Plan gives the Compensation Committee the discretion to accelerate the date on which restrictions lapse with regard to a restricted stock award.  During the restricted period, the certificates representing the stock award will bear a restrictive legend and will be held by Denbury, together with any dividends or distributions thereon if applicable, and will remain a general asset of the Company until the conclusion of the restricted period.

Performance awards

The Plan allows for the grant of performance stock awards that are contingent upon the attainment of certain performance objectives as defined by the Compensation Committee.  We may grant restricted stock awards and performance awards covering 2,750,000 shares pursuant to the Plan (3,350,000 shares if this proposal is approved).  The performance award may be payable in cash or stock or a combination of cash and stock, but the cash portion may not exceed $500,000 during any plan year.

Stock appreciation rights

The Plan allows for the grant of stock appreciation rights.  The stock appreciation right gives a participant the right to receive the appreciation in the fair market value of the award between the award grant date and the exercise date, payable in shares of common stock (having a fair market value equal to the appreciation in value), less the minimum obligation for federal and state withholding taxes with respect to such exercise.

Change of control

In the event of a change in control, all stock awards not acquired by the Company will become immediately exercisable or vested.  In this event, the participant may be required to exercise such award within a specified time period from the date of notice of change in control.  A change in the ownership, assets or directors of a subsidiary will not constitute a change in control.

Reasons for the requested increase.  We believe that our success could not have been achieved without the efforts of our employees and management.  The demand and competition for qualified personnel in the oil and natural gas industry is currently very high, and without a strong retention program, it is extremely difficult to retain qualified personnel.  We believe that the retention incentives created by our awards under the 2004 Plan, including our practice of granting such awards to new employees that vest over four years, together with additional grants every year that balloon vest four years from the grant date, have been significant factors in our success to date and our low turnover rate.  For our executives, 35% of the restricted stock awards they received in 2004 do not vest until retirement, which was an average of 14 years from the date of grant, another significant long-term retention tool (see “Compensation Discussion and Analysis” for a more detailed discussion of our compensation practices).

In addition to the retention benefits of our equity awards, we use these awards to attract new employees.  We believe that these equity awards are necessary in order to attract qualified personnel for our growth plan in this competitive market place.  We have increased our employee count by 57% between January 1, 2005 and December 31, 2006, and our turnover rate has averaged only 3% per year, excluding involuntary terminations, during that same period.  If stockholders do not approve additional shares for use under our 2004 Plan, we project that we will run out of authorized shares within the next twelve months.  If that happens, we will be forced to either eliminate our long-term employee awards or replace them with cash compensation.  If we eliminate our long-term awards, we will likely significantly increase our employee turnover rate and diminish our ability to attract new employees; if we pay the compensation in cash, that will reduce the amount of capital that we have available to reinvest in our growth.  We believe that both of these alternatives may reduce stockholder value.

Board of Directors’ Recommendation

Pursuant to NYSE regulations, this increase in the number of shares of common stock reserved for issuance under our 2004 Plan must be approved by the stockholders.  This amendment requires a simple majority of votes present in person or represented by proxy at the meeting, provided that there is a quorum. Our Board of Directors believes that our 2004 omnibus stock and incentive plan is an integral part of our overall compensation plan and necessary for us to retain and attract personnel in our highly competitive industry and recommends that you vote for the amendment.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.

Proposal Three:

Increase in Number of Shares That May Be Issued Under our Employee Stock Purchase Plan

The third proposal before the stockholders is the approval of an amendment to our employee stock purchase plan (“ESPP”) previously passed by our Board, which increases the number of shares that may be issued under the ESPP by 200,000 shares.  Without stockholder approval of the proposed increase, there are 315,106 shares remaining for future grants under the ESPP.  Without stockholder approval, once these remaining available shares are issued, the ESPP will be terminated and any employee contributions that remain will be refunded to them.

When we first adopted the ESPP in 1996, a maximum of 500,000 shares of common stock were reserved for the plan.  Subsequent amendments by the Board and stockholders have increased the maximum number of reserved shares to 3,500,000.  In 2005, the ESPP was extended by the stockholders to expire in August 2010.  If stockholders approve this proposal, the maximum shares available for the plan will further increase to 3,700,000, leaving 515,106 shares available for future issuance (based on February 28, 2007 shares issued under the ESPP).

Our Board is proposing to increase the number of shares available under the ESPP to ensure that there will be sufficient shares available for employees through the current expiration date of the ESPP in August 2010.  The ESPP is a vital element of our employees’ compensation and helps align the interest of our employees with you, our stockholders.  We also believe that the ESPP helps us recruit and retain employees.  See also “Executive Compensation — Compensation Discussion and Analysis — Stock Purchase Plan.”

Summary of the Key Terms of the ESPP.  Our ESPP, adopted as of February 1996, is designed to provide our employees with an opportunity to purchase our common stock, aligning their interests with our stockholders’ interests.  In addition, with its partial matching provisions, the ESPP provides additional compensation to our employees, helping us to attract and retain personnel of outstanding competence.  Our ESPP is administered by the Compensation Committee of the Board, acting as the Stock Purchase Plan Committee, which is comprised of Messrs. McMichael, Wolf and Greene.

The ESPP provides that full-time employees may elect to participate in the plan before the beginning of each quarter, although if they should elect not to participate, they must wait for a period of six months before participating again.  The employees may elect to contribute up to 10% of their salary to the plan either by payroll deductions or by making a cash payment prior to the end of each quarter.  At each quarter-end, we contribute an amount equal to 75% of the employee’s contributions and convert the combined funds into shares of our common stock for the account of the employee calculated by using the current market price at that time.  The market price is defined as the average closing price on the NYSE for the ten trading days prior to the issue date.  In addition, we pay the income tax on the Company matching portion for employees that are below a certain salary threshold.

To date, we have issued both new, previously unissued shares of common stock and shares of treasury stock to our employees under the ESPP, although since late 2003 we have only used treasury shares.  The shares of common stock are held by our transfer agent for the employee for one year after issuance, after which time the employee is able to sell the shares at his or her discretion.  Even though the employee may not sell the shares during the first year, the shares are fully vested at the time of issuance.  If an employee is terminated for any reason prior to the quarter-end or makes an election to withdraw during the quarterly period, any contributions made by such employee during the quarter is refunded, without interest, and such employee does not receive our matching contribution.

As the shares are immediately vested upon issuance, there are no provisions for a change of control in the ESPP.  Any change in the capitalization of our Company such as stock dividends, stock splits, mergers, etc., will be taken into account at the time of issuance at each quarter-end.  This plan must also comply with the policies and procedures of the NYSE.

Board of Directors’ Recommendation

Although approval of this increase is not required by NYSE regulations, our board has elected to present it to the stockholders for ratification.  A simple majority of votes present in person or represented by proxy at the meeting will approve the amendment, provided that there is a quorum.  Our Board of Directors believes that our employee stock purchase plan is an integral part of our overall compensation plan and recommends that you vote for the amendment.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote the proxies for the approval of the amendment.

Proposal Four:

Ratify the Appointment of PricewaterhouseCoopers LLP as auditor

PricewaterhouseCoopers LLP has been our auditor during the last three years.  It is the recommendation of our Audit Committee to appointment them to serve as auditors of the Company until the next annual meeting of the stockholders and to authorize the Audit Committee to approve their remuneration as such.  A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will be available to answer questions and will be afforded an opportunity to make a statement if desired.

Board of Directors’ Recommendation

Based on the recommendation of our Audit Committee, our Board of Directors recommends that stockholders vote FOR the appointment of PricewaterhouseCoopers LLP as auditor.  Unless otherwise directed by a proxy marked to the contrary, it is the intention of management to vote proxies FOR the appointment of PricewaterhouseCoopers as auditor.

GOVERNANCE OF THE COMPANY

The business, property and affairs of the Company are managed by the Chief Executive Officer under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for overall performance and direction of the Company, but is not involved in day-to-day operations.  Members of the Board keep informed of the Company’s business by participating in Board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with the Chief Executive Officer and other officers.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities.  Among the areas addressed by the guidelines are director qualifications and responsibilities, Board committee responsibilities, selection and election of directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, Board meetings, and Board and committee performance evaluations.  The Board’s Nominating/Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines.  The guidelines are available on the Company’s website at www.denbury.com under the “Corporate Governance” link.  The Company will provide the guidelines free of charge to stockholders who request them.

Director Independence

The guidelines provide that at least a majority of the members of the Board must be independent as required by the New York Stock Exchange (“NYSE”) corporate governance listing standards.  The Board has affirmatively determined that all nominees for director, with the exception of Mr. Roberts, the Company’s President and Chief Executive Officer, qualify as independent directors under these standards based on its review of all relevant facts and circumstances.

Code of Conduct and Ethics

The Company has a code of conduct and ethics that applies to its officers, employees and directors.  This code assists employees in resolving ethical issues that may arise in complying with Denbury’s policies.  The President and Chief Executive Officer, Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer are also subject to the Code of Ethics for Senior Financial Officers and Principal Executive Officer.  The purpose of these codes is to promote, among other things:

•                  ethical handling of actual or apparent conflicts of interest;

•                  full, fair and accurate and timely disclosure in filings with the Securities and Exchange Commission and in other public disclosures;

•                  compliance with the law and other regulations;

•                  protection of the Company’s assets;

•                  insider trading policies; and

•                  prompt internal reporting of violations of the codes.

Both of these codes are available on the Company’s website at www.denbury.com, under the “Investor Relations - Corporate Governance” link.  The Company will provide these codes free of charge to stockholders who request them.  Any waiver of these codes with respect to officers and directors of the Company may be made only by the Board of Directors and will be disclosed to stockholders on the Company’s website, along with any amendments to these codes.

Related Party Transaction Policy

Under the Company’s related party transaction policy adopted in February 2007, information about transactions involving related persons is to be assessed by the Nominating/Corporate Governance

Committee. Related parties include the Company’s directors and executive officers, as well as immediate family members of directors and executive officers and beneficial owners that hold 5% or more of our common stock. If the determination is made that a related party has a material interest in any Company transaction, then the Nominating/Corporate Governance Committee would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the SEC rules. The written policy relating to the Nominating/Corporate Governance Committee’s review and approval of related person transactions is available on our website at www.denbury.com, under the “Investor Relations - Corporate Governance” link. The Company will provide the related party transaction policy free of charge to stockholders who request it.

Communication with the Board

The Board has approved the process that stockholders or other interested parties may use in contacting the members of the Board.  All parties wishing to communicate with the Board should address letters to:

Denbury Resources Inc.

Attn: Corporate Secretary

5100 Tennyson Parkway, #1200

Plano, TX   75024

In addition, interested parties may e-mail the corporate secretary and Board members at: secretary@denbury.com.   All such communications will be forwarded by the Secretary directly to the Board.

For contacting Mr. Greene, presiding director at the meetings of non-management directors, please address your letters to:

Denbury Resources Inc.

Attn:  Ronald G. Greene

5100 Tennyson Parkway, #1200

Plano, TX  75024

Identification of Director Candidates

Our Nominating/Corporate Governance Committee is responsible for identifying and reviewing director candidates to determine whether they qualify for and should be considered for membership on the Board.  The committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and other skills and experience that will enhance the Board’s ability to serve the long-term interests of stockholders.  Members of the Board will be asked to submit recommendations when there is an opening or anticipated opening for a director position.  The Nominating/Corporate Governance Committee may also use outside sources or third parties to find potential Board member candidates, and similarly may use the services of outside sources or a third party to identify, evaluate or assist in identifying or evaluating nominees brought to their attention.

The Nominating/Corporate Governance Committee will also consider director candidates recommended by the stockholders.  For the 2008 annual meeting of stockholders, any such recommendation should be submitted in writing on or before November 1, 2007, to permit adequate time for review by the Committee.  The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee, and a way to contact the candidate to verify his or her interest and to gather further information, if necessary.  In addition, the stockholder should submit information demonstrating the number of shares he or she owns.  Stockholders may send recommendations for director candidates to the address listed above under “Communication with the Board.”  Stockholders who wish to nominate an individual to the Board must follow the advance notice and other requirements of the Company’s Bylaws.

BOARD MEETINGS, ATTENDANCE AND COMMITTEES

The Board met ten times during the year ended December 31, 2006, including telephone meetings.  All directors attended at least 75% of the meetings held.  The Board took all other actions by unanimous written consent during 2006.  In addition, all directors attended at least 75% of all meetings of each of the committees on which they served.  Mr. Greene, Chairman of the Board, acts as chairman of each Board meeting.

At each in-person meeting, the Board holds an executive session with only Board members and also an executive session of the independent board members, excluding Mr. Roberts, President and CEO.  Mr. Greene, Chairman of the Board, was elected by the independent board members to chair both executive sessions.

The Company encourages the directors to attend, but does not have a policy that all of the directors must be present at the annual meeting of stockholders. The following directors attended last year’s annual meeting of stockholders: Messrs. Greene, Heather, Roberts, Stein, McMichael and Wettstein. The board has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee.  On occasion, the Board appoints other committees to deal with certain matters.

Audit Committee Report

The Audit Committee is currently comprised of three outside independent directors, Messrs. Heather, Stein and Wettstein, with Mr. Stein currently acting as Chairman.  The purpose of the Committee is to appoint, compensate and evaluate the Company’s independent auditor and petroleum engineer, and to provide assistance to the Board in fulfilling its oversight responsibility with respect to:

•                   the integrity and quality of the financial statements and proven reserves of the Company;

•                   evaluation of the internal controls of the Company;

•                   the performance of the Company’s internal audit function, its independent auditor, and its independent petroleum engineer;

•                   the independent auditor’s and petroleum engineer’s qualifications and independence;

•                   compliance by the Company with legal and regulatory requirements;

•                   evaluation of the Company’s effectiveness for assessing, mitigating and controlling significant business risks; and

•                   compliance with the Company’s code of conduct and ethics.

The Audit Committee meets regularly with financial management, the Company’s internal auditor and independent auditor to review financial reporting and accounting and financial controls of the Company.  The Audit Committee reviews and gives prior approval for fees and non-audit related services of the independent auditor.  The internal auditor, independent auditor and independent engineer all have unrestricted access to the Audit Committee and meet with the Audit Committee without management representatives present to discuss the results of their examinations and their opinions.  The Audit Committee also meets with the independent reserve engineer, has the power to conduct internal audits and investigations, receives recommendations or suggestions for changes in accounting procedures, and initiates or supervises any special investigations it may choose to undertake.  Each year, the Audit Committee recommends to the Board the selection of a firm of independent auditors and a firm of independent reserve engineers.  The Audit Committee met nine times during 2006, including telephone meetings.

The NYSE and the Securities and Exchange Commission (the “SEC”) have adopted standards with respect to independence and financial experience of the members of the Audit Committee.  The standards require that all of the members of audit committees be independent and that they all be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements.  Additionally, at least one member of the committee must be deemed to be the “audit committee financial expert.”  The financial expert must be knowledgeable in the application of generally accepted accounting principles, the understanding and preparation of financial statements, accounting for estimates, accruals and reserves, internal accounting controls and audit committee functions.  Such knowledge is to have been obtained through past education and experience in positions of financial oversight.  Both Mr. Stein and Mr. Wettstein, have such experience and have been designated as “audit committee financial experts.”  All members of the Audit Committee satisfy the criteria for both independence and experience.

The Audit Committee reports to the Board on its activities and findings.  The Board adopted a written charter for the Audit Committee in 2000 and last amended it in September 2006.  The charter is available on our website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Audit Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.

The Audit Committee reports as follows with respect to the Company’s 2006 audited financial statements:

•                   The Committee has reviewed and discussed with management the Company’s 2006 audited financial statements;

•                   The Committee has discussed with the independent auditor, PricewaterhouseCoopers  LLP, the matters required to be discussed by SAS 61, as modified or supplemented, which include matters related to the conduct of the audit of the Company’s financial statements;

•                   The Committee has received written disclosures and the letter from the independent auditor required by ISB Standard No. 1 (which relates to the auditor’s independence from Denbury and its related entities) and has discussed with the auditor the auditor’s independence from Denbury;

•                   The Committee reviewed the Company’s adherence to Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations;

•                   Based on review and discussions of the Company’s 2006 audited financial statements, including management’s discussion and analysis of financial condition and results of operations, with management and the independent auditor, the Audit Committee has approved Denbury’s audited financial statements and management’s discussion and analysis of financial condition and results of operations for inclusion in the Company’s 2006 Annual Report on Form 10-K; and

•                   The Committee has performed other matters as set forth in the Audit Committee Charter.

The Audit Committee

Randy Stein, Chairman

Wieland F. Wettstein

David I. Heather

Compensation Committee

The Compensation Committee is currently comprised of three outside independent directors, Messrs. Greene, McMichael and Wolf, with Mr. McMichael acting as its Chairman.  The purpose of the Compensation Committee, acting also as the Stock Option Plan Committee and Stock Purchase Plan Committee, is to provide assistance to the Board in discharging its responsibilities relating to the compensation and development of the Chief Executive Officer and other officers, and to oversee and administer equity and other compensation and benefit plans, including:

•                  recommending to the Board the design of an overall compensation program and structure for the Company and reviewing the program annually, recommending to the Board overall salary increases, bonuses and other annual compensation, and proposing modifications to the compensation program as deemed necessary;

•                  reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance in light of these goals and determining and recommending to the Board his compensation in light of this evaluation as well as reviewing and setting compensation details of all key senior executives and elected corporate officers on an annual basis;

•                  recommending to the Board the adoption or amendment of the Company’s equity-based and other incentive compensation plans, and approving, administering and granting awards under these plans; and

•                  reviewing and discussing with management the compensation discussion and analysis and preparing and publishing an annual report on executive compensation, both to be included in the Company’s proxy statement.

The Compensation Committee is granted the authority to delegate any of its responsibilities to subcommittees, as it deems appropriate. During the fourth quarter of each year, management reviews the entire Company’s compensation, based on recommendations from their subordinates, and makes a proposal to the Compensation Committee for their review and approval.  The specific responsibilities of the Compensation Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Compensation Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.  The Compensation Committee met five times during 2006.

Nominating/Corporate Governance Committee

The Board created a Nominating/Corporate Governance Committee during 2003, which is currently comprised of Messrs. Greene, Stein and Wettstein with Mr. Wettstein acting as chairman.  All of the members of the Nominating/Corporate Governance Committee are independent under the NYSE corporate governance listing standards. The purpose of the Committee is to provide assistance to the Board in discharging its responsibilities for ensuring the effective governance of the Company, including:

•                   identifying individuals qualified to become members of the Board;

•                   recommending to the Board the director nominees for the annual meeting of stockholders or for appointment by the Board if a vacancy occurs between annual meetings;

•                   seeking to maintain the independence and quality of the Board through an annual self-evaluation and compliance with applicable laws and regulations for each director and committee member;

•                   developing and recommending to the Board adoption of its various codes of conduct, ethics, and governance guidelines;

•                   monitoring and developing the necessary training for new board members;

•                   recommending to the Compensation Committee regarding director compensation and benefits on an annual basis;

•                   reviewing related party transactions; and

•                   reviewing the Company’s proxy statement prior to its publication.

The specific responsibilities of the Nominating/Corporate Governance Committee are identified in the Committee’s charter, which is available on the Company’s website at www.denbury.com under the “Investor Relations - Corporate Governance” link.  We will send stockholders the Nominating/Corporate Governance Committee written charter, without charge, upon request to Laurie Burkes at our company headquarters.  The Nominating/Corporate Governance Committee met twice during 2006.

COMPENSATION OF DIRECTORS

Information regarding the compensation received from Denbury, including options, during the fiscal year ended December 31, 2006, by Mr. Roberts, President, Chief Executive Officer and a director of the Company, is disclosed under the heading “Executive Compensation - Summary Compensation Table.”

Directors’ Fees

We provide both cash and equity compensation to all of our non-employee directors so as to attract, motivate, and retain experienced and knowledgeable persons to serve as our directors and to promote an identity of interest between our directors and you, our stockholders.

In 2006, our directors were paid an annual retainer fee of $35,000 ($40,000 as of January 1, 2007), plus $2,000 per board meeting attended and $1,000 per telephone conference attended, including, as of the fourth quarter of 2005, a $1,000 fee for non-committee meetings or conferences attended as part of their duties as a board or committee member.  We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended.  The Chairman of the Compensation Committee is also paid an additional fee of $5,000 per year, and effective January 1, 2007, the additional fee for the non-executive Chairman of the Board was increased from $5,000 per year to $20,000 per year.  The Chairman of the Audit Committee is paid an additional fee of $20,000 per year and the other Audit Committee members are paid an additional annual retainer of $5,000 for serving on the Audit Committee.  The members of the Audit Committee may also receive an additional $5,000 per year fee for performing special services.  The only such award to date has been to Mr. Heather, who performs review work on our annual reserve report and began receiving this additional fee in the fourth quarter of 2002.

We adopted a Director Compensation Plan effective July 1, 2000, for a term of ten years, and amended the plan in May 2005 to remove any deferred compensation aspects of the plan, which aspects had not been used by any director since its adoption.  The Director Compensation Plan allows each non-employee director to make a quarterly election to receive his or her compensation either in cash or in shares of our common stock.  The number of shares issued to a director who elects to receive shares of common stock under the Director Compensation Plan is calculated by dividing the director fees to be paid to such director by the closing price of the Company’s common stock on the date the fees are payable, the last day of each quarter.  We also reimburse our directors for out-of-pocket travel expenses in connection with each board meeting attended.  We have reserved 200,000 shares for issuance under the Director Compensation Plan, for directors who elect to receive their compensation in stock, and as of February 28, 2007, had 133,788 shares remaining available under the plan.

During the period between August 2004 and January 2005, we issued to each non-employee director 20,000 shares of restricted stock that vest over a period of five years, 20% per annum. As per the terms of the agreement, the Company retains 60% of the shares as they vest, with such shares to be released when the director separates from the Company. The remaining 40% are issued to the director on the vesting dates.

During 2005 and 2006, we granted each non-employee director stock options or stock appreciation rights payable in common stock (“SARs”).  These awards cliff vest four years from the date of grant and have an exercise price equal to the closing market price on the date of grant.  Each director received 6,000 stock options in January 2005 and 3,000 SARs in February 2006 as part of their annual grants for that year.  In January 2007, we issued each non-employee director 2,000 additional shares of restricted stock that cliff vest three years from the date of grant in lieu of any additional stock options or SARs.  Under the terms of the restricted stock grants, the Company retains 60% of the shares when they vest, with such shares to be released when the director separates from the Company.  The remaining 40% are issued to the director on the vesting date.  All restricted shares vest upon death, disability or a change in control.  Mr. Roberts has historically received equity awards as an employee, and the equity awards held by Mr. Roberts are disclosed under the heading “Executive Compensation.”

Directors Compensation Table

	Fees
	Earned or
	Paid in	Stock	Option
	Cash	Awards(1)	Awards(2)	Total
Director	($)	($)	($)	($)
Ronald G. Greene	63,084	46,543	18,039	127,666
David I. Heather	69,000	46,543	18,039	133,582
Gregory L. McMichael	53,458	51,728	18,039	123,225
Randy Stein	115,000	54,302	17,828	187,130
Wieland F. Wettstein	66,458	46,543	18,039	131,040
Donald D. Wolf	51,000	46,543	18,039	115,582

(1)            Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2006, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan.  These amounts include awards granted during and before 2006 and reflect the proportionate amount of compensation for 2006 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of the stock on the date of grant.  Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(2)            Represent the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2006, related to stock option and stock settled stock appreciation right awards made pursuant to our stock incentive plans.  These amounts include awards granted during and before 2006 and reflect the proportionate amount of compensation for 2006 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of February 28, 2007, the stockholders of which we are aware that beneficially own more than 5% of our issued and outstanding common stock and the common stock held by our executive officers and directors, individually and as a group to our knowledge solely based upon public filings.  Unless otherwise indicated, each stockholder identified in the table is believed to have sole voting and investment power with respect to the shares beneficially held.  The table includes shares that were acquirable within 60 days following February 28, 2007 under our 1995 Stock Option Plan and 2004 Omnibus Stock and Incentive Plan.

	Beneficial Ownership of Common Stock as of February 28, 2007
Name and Address of Beneficial Owner	Shares			Percent of Shares Outstanding
Ronald G. Greene	2,059,035	(1	)(2)	1.7%
David I. Heather	35,000	(1	)(3)	*
Gregory L. McMichael	28,800	(1)		*
Randy Stein	22,631	(1)		*
Wieland F. Wettstein	77,636	(1	)(4)	*
Donald D. Wolf	39,910	(1)		*
Gareth Roberts	1,681,280	(5)		1.4%
Ronald T. Evans	401,725	(6)		*
Phil Rykhoek	404,230	(6)		*
Mark C. Allen	250,569	(6)		*
Ray Dubuisson	229,681	(6)		*
James H. Sinclair	236,031	(6)		*
Robert Cornelius	53,230	(6)		*
Dan Cole	26,178	(6)		*
All of the executive officers and directors as a group (14 persons)	5,545,936	(7)		4.6%
Neuberger & Berman Inc.	21,800,743	(8)		18.1%
605 Third Ave. New York, NY 10158
BlackRock, Inc.	8,818,096	(9)		7.3%
40 East 52nd Street New York, NY 10022

* Less than 1%

(1)                  Includes (a) 12,000 shares of unvested restricted common stock which vests at the rate of 4,000 shares per year, on September 15 of each year, (except in the cases of Messrs. McMichael and Stein, whose vesting occurs on December 8, and January 21, of each year, respectively) until fully vested, and (b) 2,000 shares of unvested restricted common stock which cliff vests on January 2, 2010.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.  On each vesting date, 40% of such vested shares may be delivered to the director with the remaining 60% retained and held in escrow until their ceasing to be a director.

(2)                  Includes 40,300 shares of common stock held by Mr. Greene’s spouse in her retirement plan, 68,000 shares held in the Greene Family Charitable Foundation of which Mr. Greene is the trustee, and 1,325,006 shares held by Tortuga Investment Corp., which is solely owned by Mr. Greene.  Mr. Greene’s shares held by Tortuga Investment Corp. include 90,000 shares that are pledged as security.

(3)                  Includes 16,200 shares of common stock held in a family trust of which Mr. Heather is a trustee.

(4)                  Includes 15,400 shares of common stock held by S.P. Hunt Holdings Ltd., which is solely owned by a trust of which Mr. Wettstein is a trustee.  Also includes 29,636 shares of common stock held by Mr. Wettstein’s spouse in her retirement plan.

(5)                Includes 196,660 shares of common stock held by a corporation which is solely owned by Mr. Roberts, 4,456 shares held by his spouse and 347,104 shares which Mr. Roberts has the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2007.  Also includes 364,918 shares of unvested restricted stock, 183,300 shares of which vest at the rate of 61,100 shares per year on August 6 of each of the next three years, 164,500 shares of which vest upon the latter of Mr. Roberts reaching the retirement age of 60 and his separation from the Company, 2,118 shares of which cliff vest after four years of service, on January 3, 2010, and 15,000 shares of which cliff vest after three years of service on March 31, 2010.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.  With respect to one-third of the restricted shares that vest annually, one-third of the shares that vest on March 31, 2010, and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer’s separation from the Company.  Mr. Roberts has 917,405 shares pledged as security.

(6)                Includes the following shares of common stock (as shown in the table below) for each respective individual which they respectively have the right to acquire pursuant to (a) stock options that are currently vested or that vest within 60 days from February 28, 2007, (b) shares of unvested restricted stock subject to annual vesting over the next three years on each August 6 (except in the cases of Messrs. Cornelius and Cole, whose vesting occurs annually over the next four years on each September 5 and October 4, respectively), (c) shares of unvested restricted stock that will cliff vest after four years of service, on January 3, 2010, (d) shares of unvested restricted stock that will cliff vest after three years of service, on March 31, 2010, and (e) shares of unvested restricted stock that vest upon the latter of the officer reaching a retirement age between the age of 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.  With respect to one-third of the restricted shares that vest annually, one-third of the shares that vest on March 31, 2010, and all of the shares that vest upon retirement, delivery of the shares will not be made to the officer until that officer’s separation from the Company.

			Unvested
		Unvested	Restricted	Unvested	Unvested
		Restricted	Stock	Restricted	Restricted
		Stock	(Vesting on	Stock (Vesting	Stock
	Stock	(Annual	January 3,	on March 31,	(Retirement
	Options	Vesting)	2010)	2010)	Vesting)
Officer	(a)	(b)	(c)	(d)	(e)
Phil Rykhoek	38,426	136,500	1,513	8,750	122,500
Ronald T. Evans	79,498	136,500	1,513	8,750	122,500
Mark C. Allen	72,328	66,300	1,068	6,250	59,500
Ray Dubuisson	71,082	66,300	1,038	5,000	59,500
James H. Sinclair	73,908	66,300	1,059	6,250	59,500
Robert Cornelius	—	50,000	—	2,781	—
Dan Cole	—	25,000	—	1,178	—

(7)                Includes 682,346 shares of common stock which the officers and directors as a group have the right to acquire pursuant to stock options which are currently vested or which vest within 60 days from February 28, 2007, and 1,464,468 shares of restricted stock of which vests over time as indicated above.

(8)                  Information based on Schedule 13G filed with the SEC on February 13, 2007.  Neuberger & Berman, Inc, claims sole power to vote 10,091,590 shares and shared power to vote or to direct the vote for 10,464,264 shares and shared power to dispose or direct the disposition of 21,800,743 shares.

(9)                  Information based on Schedule 13G filed with the SEC on February 13, 2007.  BlackRock, Inc. claims sole power to vote no shares and shared power to vote or to direct the vote for 8,818,096 shares and shared power to dispose or direct the disposition of 8,818,096 shares.

MANAGEMENT

The names of our officers, the offices held by them and the period during which such offices have been held are set forth below.  Each officer holds office until his successor is duly elected and qualified in accordance with our Bylaws.

Name	Age	Position
Gareth Roberts	54	President and Chief Executive Officer
Robert Cornelius	52	Senior Vice President, Operations
Ronald T. Evans	44	Senior Vice President, Reservoir Engineering
Phil Rykhoek	50	Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Mark C. Allen	39	Vice President & Chief Accounting Officer
Dan Cole	54	Vice President, Marketing
Ray Dubuisson	56	Vice President, Land
James H. Sinclair	44	Vice President, Exploration and Geosciences

Set forth below is a description of the business experience of each of our officers other than Gareth Roberts.  See “Business to be Conducted at the Meeting - Election of Directors” for a discussion of the business experience of Gareth Roberts.

Robert Cornelius, Senior Vice President, Operations, is an engineer and is responsible for all aspects of operations in the field.  Before joining us in September 2006, Mr. Cornelius was Vice President of Operations with J.M Huber Corporation, beginning his employment there in 1982.  Mr. Cornelius graduated from The University of Texas with a Bachelor of Science degree in Petroleum Engineering in 1977.

Ronald T. Evans, Senior Vice President, Reservoir Engineering, is a registered Professional Engineer who joined us in September 1999. Before joining Denbury, he was employed as a manager with Matador Petroleum Corporation for 3 years and employed by Enserch Exploration, Inc. for 12 years in various positions. Mr. Evans received his Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1984 and his MBA from the University of Texas at Dallas in 1995.  Mr. Evans also serves as a director of Genesis Energy, L.P.

Phil Rykhoek, a Certified Public Accountant, is Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Denbury.  Before joining us in June 1995, Mr. Rykhoek was co-founder and an executive officer of Petroleum Financial, Inc. (“PFI”), a private company formed in May 1991 to provide accounting, financial, and management services on a contract basis to other entities.  While at PFI, Mr. Rykhoek was also an officer of Amerac Energy Corporation, where he had been employed in various positions for eight years, most recently as Vice President and Chief Accounting Officer.  Mr. Rykhoek also serves as a director of Genesis Energy, L.P.

Mark C. Allen, a Certified Public Accountant, is Vice President and Chief Accounting Officer.  Mr. Allen joined us in April 1999 as Controller and Chief Accounting Officer. Prior to joining Denbury, Mr. Allen was Manager of Financial Reporting for ENSCO International Incorporated from November 1996 to April 1999. Prior to November 1996, Mr. Allen was a manager in the accounting firm of Price Waterhouse LLP.  Mr. Allen also serves as a director of Genesis Energy, L.P.

Dan Cole, Vice President, Marketing, joined us in October 2006.  Prior to joining Denbury, Mr. Cole was Director of the Mississippi/Alabama Business Unit for Plains Marketing, LP, since April 2004, and Manager, Gulf Coast Region for EOTT Operating, for the prior eight years before being acquired by Plains Marketing.  Mr. Cole has 26 years of marketing, transportation and supply experience in the natural gas and crude oil industry.  Mr. Cole received his Bachelor of Business Administration degree from Texas A&M University in 1974.

Ray Dubuisson, Vice President, Land, joined us in July 2002.  Prior to joining Denbury, Mr. Dubuisson was a practicing oil and gas attorney in the Houston area primarily involved in exploration and production transaction work, preparation of title opinions, and negotiation and preparation of acquisition and divestiture agreements. He is licensed to practice law in the State of Texas, and has previously served as Vice President of Land for Weber Energy Corporation and Quanah Petroleum in Dallas, as Gulf Coast District Land Manager for Aminoil in Houston, and as Landman for Chevron in New Orleans.

James H. Sinclair, Vice President, Exploration and Geosciences, joined Denbury in 1993.  During his tenure he has served in management positions in acquisitions and exploration.  Before joining Denbury, he was with Coho Resources, Inc. as a geologist.  Mr. Sinclair received his Bachelor of Science degree in Geology in 1984 from Northeast Louisiana University.  He is a member of the AAPG (American Association of Petroleum Geologists), Dallas Geologic Society, the SEG (Society of Exploration Geophysicists), and serves on the Executive Committee of the U.S.  Oil and Gas Association, Mississippi/Alabama Division.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and Company performance targets and goals.  These targets and goals are disclosed in the limited context of Denbury’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Denbury specifically cautions investors not to apply these statements to other contexts.

Objectives and Philosophy.  Our compensation policies are designed to ensure that salary levels and compensation incentives attract and retain top level individuals in key positions and are commensurate with each individual’s level of executive responsibility, the type and scope of our operations, and our Company-wide financial condition and performance.

Our overall compensation philosophy is that:

•                  we pay base salaries at the level to attract and retain outstanding talent, generally targeted at the median salaries of comparable companies;

•                  long-term incentives are the main focus of executive compensation;

•                  we encourage all employees to be stockholders to better align their interests with those of our stockholders; and

•                  we reward employees primarily for the effort and results of the team or Company as a whole, rather than compensating only for individual performance.

The components of our Company-wide compensation consist of:

•                  competitive base salaries;

•                  a profit sharing or bonus plan for all employees;

•                  long-term awards for all employees, but with higher amounts for the professionals;

•                  restricted stock, a portion of which are performance-based, to our officers; and

•                  a stock purchase plan for all employees.

We believe that our overall program has proven to be an effective retention and motivation tool for our employees and management as evidenced by our low employee turnover ratio and our company’s performance during the last five years as compared to our peers (see our stock performance chart on page 43).  In spite of the highly competitive environment that currently exists in our industry and the demand for experienced personnel, our turnover rate has averaged only 3% per year during the last two years, excluding involuntary terminations.

We do not currently have a policy providing for specific compensation penalties if we were to be required to restate our financial statements.  The only specific impact of this event would be a potential downward adjustment to our performance awards, not to exceed 25%, based on the subjective review by the Compensation Committee of our Board of Directors (the “Committee”) (see “2007 Long-term awards and performance-based shares” below), although such an event would also likely affect the more subjective cash bonuses awarded by the Committee each year which considers overall company performance and would likely affect the value of the equity awards granted to our employees pursuant to our stock purchase plan and 2004 Omnibus Stock and Incentive Plan (“Stock Plan”).

Peer Comparison.  To assist us in establishing our “targeted overall compensation”, we have used a combination of a broad-based industry survey and data obtained by a review of proxy materials for a more limited set of our peer companies.  For years, management has used what we believe to be one of the more complete compensation surveys for our industry, which is prepared by Effective Compensation, Incorporated (“ECI”), selected primarily because of its extensive listing of both employee positions and industry entities.  The most recent March 1, 2006 survey included compensation data from 99 exploration and production entities.  In addition to reviewing the overall data from the 99 entities, management selected a subset of 21 peer group companies as a separate report from ECI, principally chosen because of a similar market capitalization.  Due to the comprehensive nature of the ECI survey, we primarily use it to compare the base salaries and bonuses of our employees, as the survey includes almost all types of positions for an oil and natural gas exploration and production company.

When the Committee reviews overall compensation for our executive officers, it reviews the data furnished by ECI, but tends to rely more heavily on compensation data extracted by them from peer proxy materials, as the proxy materials include data regarding stock and long-term compensation, the primary focus and emphasis of our executive compensation program.  During the last three years, this peer group has included between 13 and 16 companies.  Our most recent compensation review in the Fall of 2006, included proxy data for 13 peer companies:  Range Resources, Pioneer Resources, Southwestern Energy, Quicksilver Resources, Encore Acquisition, Swift Energy, Newfield Exploration, Cabot Oil and Gas, Forest Oil, Berry Petroleum, Houston Exploration, St. Mary Land and Comstock Resources.  These companies were chosen because they are all independent exploration and production companies and generally have a similar market capitalization.

Targeted Compensation.  Our 2006 peer group review included an analysis of five major components:

(i)	base salary,
(ii)	cash bonuses,
(iii)	restricted stock grants,
(iv)	stock options or SAR grants, and
(v)	compensation in the event of a change of control.

The Committee compared the total compensation paid to executives of our peer companies with the compensation of our executive officers, with a goal to pay median amounts for base salary and to compensate at a rate higher than the median when you consider total compensation, with the primary focus on long-term incentives.

Consistent with the Company’s overall emphasis on team work, our senior management generally functions as an executive committee:  we have created what we describe as an “Investment Committee” which consists of our President and CEO, the three senior Vice-Presidents and one other Vice President.

This group reviews and approves almost all significant corporate decisions as a group.  Thus we believe we operate on a less pyramidal basis than do most of our peers.  Consistent with this approach, compensation of our senior management is more consistent among this group than at most of our peers and there is less variance between our CEO’s salary and other senior management.  When we compare our senior management’s compensation to that of our peer group, we compare compensation on a more aggregate basis than on an individual basis.  We have, in essence, three officers that are paid consistently with the second highest paid person at our peers, offset to a degree by lower than average compensation paid to our CEO.

Generally, we target our base salaries to be around one-third of our executives’ total compensation, with the remainder to be paid either through bonuses or long-term equity awards.  This means that all but executives’ base salaries will be based, as least to some degree, on Company performance.  Our compensation program also provides a mix of short-term and long-term incentives, with a heavier weighting towards long-term incentives.

Short-Term Incentive Compensation.  Our short-term incentive compensation consists of annual cash bonuses for all employees (including executive officers).  As discussed in more detail below, our cash bonus determinations are made by our Committee subjectively, based on our Committee’s evaluation of varying measures of performance, such as overall corporate results and whether or not the Company has achieved some or all of its Company-wide goals and objectives, rather than being based on arithmetic methods or formulas.  We prefer having a portion of our compensation determined by subjective measures, as we believe that overly specific performance targets can cause an executive to focus solely on those targets and ignore other prudent operating and performance measures.  For example, companies can achieve production-based targets through uncontrolled and unreasonable costs.  Thus, while we endorse the concept of tying an executives’ compensation to performance, we limit the percentage of total compensation that is based on the achievement of specific, formula-based targets to between one quarter and one third of total compensation.  By further linking our executive’s cash bonuses to those of all our employees and Company-wide performance, we believe we are also building a more cohesive team of employees.

Long-Term Incentive Compensation.  Long-term compensation is a significant focus of our total compensation for all employees, and at an even higher level for our executives.  Our overall long-term program consists of deferred cash bonuses, stock appreciation rights payable only in stock, time-vesting restricted stock and for 2007 forward, performance-based restricted stock.  For our executives, our primary compensation and retention awards during the last three years have been in the form of restricted stock, most recently supplemented for 2007 forward by performance-based restricted stock.  In our most recent compensation review in late 2006, we split restricted stock grants to our executives into two pieces; one-half of which was cliff-vesting restricted stock and other half (based on the targeted level) performance-based restricted stock.  We believe equity awards for our executives align the interests of our executive officers (and all other employees) with our stockholders.  All equity based awards granted under our Stock Plan are designed to motivate the employee to increase the value of the Company, and hopefully a commensurate increase in the market price of our shares, which benefits not only the employee but the Company’s stockholders.  Because stock price is the primary measure that stockholders use to measure our performance, we believe that it is the best measure of compensation for our executives and is an important way to measure our executives’ performance.

In addition to being performance based, our equity awards to executives are long-term in nature.  While the annual recurring long-term awards generally vest four years from the date of grant, the grant of restricted stock awarded to our executives during 2004 (the most significant grant to our executives to date) vest over an even longer period of time, an average of 14 years for the then named executive officers, except in the case of death, disability or change of control.  The 2004 awards were split into two pieces; 65% of which vests 20% per year over five years and the remaining 35% vests upon retirement (as defined, but no earlier than age 60).  Furthermore, our executives must retain at least one-third of their vested shares until their separation from the Company.  These provisions are intended to minimize any potential economic benefit to an executive arising from short-term movements in our stock price, one of the main arguments made by some commentators against the use of fixed-price stock options.

In order to create additional performance incentives, one-half of our restricted stock grants made in January 2007 as part of our 2006 compensation review were in the form of performance-based restricted stock (see “Long term awards — Performance shares” below). Our goal was to select performance objectives which would not be significantly affected by commodity prices, or if so influenced, we chose as our measurement criteria comparisons to our peer group who theoretically would be subject to the same market influences on their performance.  Further, we have employed four different performance objectives so as to avoid manipulation of the targets by our executives as discussed above.

We believe that the combination of base salaries, discretionary annual bonuses, deferred cash bonuses, cliff-vesting SARs, cliff-vesting restricted stock and performance-based restricted stock provides a proper balance of compensation between short-term and long-term awards and between cash and equity awards.  No single portion of the package represents more than one-third of anticipated total compensation, yet over half the target is related to long-term equity awards, an important part of our plan.  All of our equity awards align our executive’s objectives with those of our stockholders, and approximately one-half of the equity awards are further tied to specific corporate performance objectives.  A significant portion of total compensation (cash bonuses) is determined based on subjective performance measures, assuring that our executives focus on the entire business and not just isolated narrow statistical categories.

Base Salaries.  We strive to provide our senior management with a level of assured cash compensation in the form of base salaries that are appropriate given their professional status and accomplishments.  We believe that base salaries should generally target the median salaries of peer companies, although in setting base salaries, we also consider individual performance, overall corporate performance, the executive’s position and responsibilities in our organization, and the executive’s experience and expertise.

Based on the comparative peer compensation data referred to above for 2007, the Committee concluded that the base salaries of the executive officers would be roughly in line with the projected median base salaries of the 13-company peer group, if a 5% base salary increase effective January 1, 2007 was granted to all the officers excluding the CEO, who would receive a 10% increase.  This increase is in addition to a 5% pay raise given to all employees of the Company effective July 1, 2006 in order to remain competitive with industry compensation levels.  This increase for executive officers compares to an overall average raise given to all employees as of January 1, 2007 of approximately 4.4%.  This resulted in a base salary for our President and CEO of $451,894 effective January 1, 2007, base salaries of $308,149 for each of our three senior vice-presidents and $253,575 for Messrs. Allen and Sinclair, our next highest paid vice-presidents.

Cash Bonus Plan.  Since 1995, we have had a practice of paying cash bonuses to all of our employees each year except in 1998 (the only year in which we had a significant net loss), when no bonuses were paid to employees.  There is no formal bonus plan, nor any written formulas for determining bonus amounts.  Because the decision to pay bonuses and in what amounts is determined by our Committee on a Company-wide basis; executive officers receive bonuses only if all other employees receive bonuses.

Our current practice, which is subject to review and change each year by our senior management and our Committee, includes five different levels for bonus compensation purposes, three of which are related solely to salary level.  The remaining two levels include managers, as defined by senior executives, and officers.  At the first bonus level, which includes all employees, bonuses generally have ranged from zero to ten percent of base salaries, although in one exceptionally good year, bonuses paid at this and all other levels were twelve and one-half percent of base salary.  There is an additional bonus layer for all employees in the next second higher level, which generally includes the professional group (such as geologists, geophysicists, accountants, and engineers), whereby these employees may receive an additional level of bonuses of up to ten percent of base salaries, for a total cash bonus ranging from zero to twenty percent.  Those in the third or highest salary level, which generally includes the higher level professionals, technical experts, supervisors and managers, can receive an additional bonus equal to seven and one-half percent of base salary, for a total cash bonus ranging from zero to twenty-seven and one-half percent.  In addition, employees that are considered managers, as determined by senior executives, (the fourth level) are eligible to receive an additional level of cash bonuses of up to seven and one-half percent of base salaries in addition to the cash bonus they receive from the first three levels, or a maximum bonus of up to 35%. Lastly, our corporate officers (the fifth level) are eligible to receive an additional level of cash bonuses of up to seven and one-half percent of base salaries, for a total cash bonus ranging from zero to up to forty-two and one-half percent.  All of our executive officers are eligible for bonuses at all five levels.  All cash bonuses are paid in the same proportion of the maximum percentage of base salary for each level (i.e. if the percentage level (of base salary) of bonuses at level one is 10%, then level two bonuses are 10% of base salary and levels three through five are 7.5% of base salary).

Since this cash bonus practice began in 1995, we have paid cash bonuses ranging from 0% to 50% of base salary to our executive officers, depending on our corporate results for that year, as determined by our Committee.  Additionally, we have paid a Christmas bonus to all employees each year that is equivalent to one week of each employee’s base salary.

Bonus determinations are made by the directors on our Committee subjectively, not based on arithmetic methods or formulas, generally based on our overall corporate results and whether or not we achieved predetermined Company-wide goals, objectives and budgeted amounts.  Any measure that might be considered to determine whether or not an oil and gas company had a good year (or other measures of success or failure) is a possible consideration by the Committee.  These measures have historically included an evaluation of production levels, stock performance, achievement of acquisition or disposition goals, completion of significant transactions, completion of significant projects (such as software systems or significant construction projects), operating and administrative expense levels as compared to budget, capital expenditures as compared to budget, and the changes in our proved, probable and possible reserves for that period as compared to costs incurred.  As our Committee’s decisions are subjective evaluations made on an overall basis, it is not possible to determine how these measures are weighted or evaluated by the Committee.

Our Committee recommended that bonuses for 2006, paid in early 2007, be awarded at the 90th percentile of the bonus range.  The Committee noted that our stock price during the year had outperformed the stock price of our peers in the stock market during the year by a significant margin, that we had made significant strategic acquisitions during 2006, further increased our carbon dioxide reserves at Jackson

Dome, achieved record or near-record net income and cash flow, and generally met expectations with regard to corporate governance, safety, and environmental issues.  While these are all positive events, the Committee noted that we had not met other goals, the most significant being a shortfall with regard to our forecasted tertiary oil production.  Further, most, if not all, of our capital and expense categories exceeded forecast.  The Committee acknowledged that many of these factors were related to cost inflation and a general shortage of products and services in the industry and thus, to some degree, were not within management’s control.  However, in looking at management’s overall performance, the Committee concluded that it would not be appropriate to pay bonuses at the 100th percentile, believing that something in the range of 70% to 80% more accurately reflected our overall corporate performance during 2006.  However, due to the significant competition for personnel in the industry and a desire to remain competitive with our industry peers, our Committee elected to pay a bonus at the 90th percentile for competitive reasons, higher than appropriate based solely on performance.

As a result, the Committee recommended a bonus award for 2006 equal to 9.0 % of salaries for the first two bonus levels and 6.75% for the third through fifth bonus levels (i.e. at the 90th percentile level of the normal potential bonus range), or a total of 38.25% of base salaries for officers and senior management, including the President and Chief Executive Officer and all other Named Executive Officers.  Our Committee recognized that our executive cash bonuses are significantly below the median bonuses granted across the 13-company peer group.  However, the Committee concluded that the combined overall compensation package of salary, bonus and long-term incentives for our executives would exceed (see “Long-term awards – restricted stock” below) the median peer group compensation package, and in keeping with our corporate philosophy of emphasizing long-term incentives, concluded that the cash bonuses allocated to the President and Chief Executive Officer, other Named Executive Officers and all other employees in a manner consistent with prior years, was appropriate.

Stock Purchase Plan.  To encourage stock ownership in the Company by all of our employees and to better align our employees’ interests with those of our stockholders, we have a stock purchase plan which allows all employees to contribute up to 10% of their base compensation with the Company matching 75% of such contributions, more generous with regard to company matching or stock discounts than the typical 423 plan.  The combined funds are used at the end of each quarter to purchase common stock at the then current market price.  In addition, we pay the income tax on the matching portion for employees who are below a certain salary threshold, those generally being the group one employees (see “Bonus Plan” above) that are not in the professional group. The stock purchase plan requires each employee to hold these shares for a minimum of one year before disposition.  The Named Executive Officers received approximately 5.7% of the total Company matching compensation during 2006.  The Named Executive Officers have the same limitations and rights under the plans as do our other employees.

Long-term awards - overall program.  Prior to December 2005, our only long-term incentive grants were stock options, except for one grant of restricted stock to each officer (8 individuals) and non-employee directors (6 individuals) between August 2004 and January 2005.  At our December 15, 2005 board meeting we modified this practice and beginning January 1, 2006 replaced stock options with a combination of deferred-payment cash bonuses made outside our 2004 Stock and Omnibus Plan, stock appreciation rights payable in stock (“SARs”), and time-denominated shares of restricted stock issued pursuant to the Plan.  We completely replaced the use of stock options with SARs effective January 1, 2006 because SARs are less dilutive to our stockholders and provide an employee essentially the same economic benefits as stock options.  This combination of deferred cash, SARs and restricted stock paid or issued in January 2006 was a Company-wide program for all employees, including officers, and was generally allocated based on bonus levels and amounts.

Our new employees receive long-term incentive awards (“Awards”) on their date of hire, with additional Awards to be granted each year as part of the annual review of compensation by our Compensation Committee.  An employee’s initial Award generally vests 25% per year over a period of four years, while annual Awards generally cliff vest 100% four years from the grant date.  The goal of our long-term incentive program for all employees is to provide each employee with Awards that cliff vest each year.

On a periodic basis (generally once or twice each year), we review the overall value of the long-term incentives based on Black-Scholes pricing.  Since the price of our stock has generally increased over time, the Black-Scholes pricing model suggests that the number of SARs or Awards granted to each employee should decrease correspondingly, assuming that other variables that are part of the Black-Scholes computation remain constant.  Historically, the Committee, following a practice generally used since 1999, has reduced the number of annual grants to each employee by approximately one-half of what the Black-Scholes formula would suggest is necessary to maintain a consistent level of long-term incentive compensation for each employee, as they believe that other factors should also be taken into consideration, such as the perceived value to the employee and the compensation being paid by our peer companies.

In January 2006 and 2007, for the first level of employees (see “Bonus Plan” above for discussion of our five levels of employees for compensation purposes), the long-term awards consist solely of deferred-payment cash bonuses.  No funds are segregated from our other assets and these bonuses are general unsecured obligations of the Company to pay such cash Awards at the time such Awards vest.  For the second level of employees, the long-term awards are equally split between cash and SARs.  For all employees in the third level or above (excluding the officers in 2007), the long-term Awards are equally split one-third cash, one-third SARs and one-third restricted stock.   In determining Award values for the purpose of allocating Awards among SARs, cash and restricted stock the Committee determines formulas in their sole discretion, which generally relate to relative Black-Scholes values, discounted somewhat to account for the reduced risk associated with cash or restricted stock.  All SARs are granted at the prevailing market price for our common stock on the date of grant and only have value if the market price of our common stock increases after the date of grant.  All of the SARs granted under our plan expire ten years from the date of grant.

Long-term awards - restricted stock.  For 2006 and prior periods, the executive officers participated in the long-term Awards discussed above, generally relative to other employees in proportion to the relative bonuses (see “Bonus Plan” above).  Our Committee recognized that the value of these long-term awards were significantly below the long-term incentives being granted to executives of our peer companies, and when combined with lower than average cash bonuses as compared to our peers, resulted in compensation for our executives that was significantly below the average of our peer group.  Therefore, following approval of the Stock Plan in May 2004, our Committee evaluated the issuance of restricted stock to our then existing officers.  Our Committee concluded that this additional incentive for executives was necessary (i) in light of our executives’ compensation compared to their peers, (ii) to further emphasize long-term incentives that are consistent with interests of our stockholders, and (iii) to more closely match their compensation to overall Company performance. Our Committee elected to grant shares of restricted stock that vested over a long-term period and further required that the officers retain a significant portion of any restricted stock they received as long as they are employed by the Company.  In August 2004, the Board, on recommendation from the Committee, authorized the issuance of 470,000 shares of restricted stock to Mr. Roberts, President and CEO, 350,000 shares to each of the three Senior Vice Presidents employed at that time, and 170,000 shares to each of the other four Vice Presidents employed at that time, or a total of 2,200,000 shares.  Our Committee imposed the following vesting restrictions on those shares: i) 65% of the shares would vest 20% per year over five years and, ii) 35% of the shares would only vest upon retirement (as defined in the plan, but in no case prior to age 60).  With respect to the 65% of the shares that vest over five years, on each annual vesting date, 66-2/3% of the vested shares could be delivered to the officer, with the remaining 33-1/3% retained and held in escrow until the officer’s separation from the Company.

In reviewing the 2004 restricted stock grants given to our Senior Vice-Presidents as compared to grants made to the second highest compensated officer of our 13-company peer group, our 2004 restricted stock grant value of $3.5 million was almost eleven times higher than the annual median grant made by our peer companies during 2004.  Given that 35% of this grant does not vest until retirement, our Committee reduced the imputed value of this grant for the time value of vesting to approximately $2.8 million, using a 6% discount rate for 13 years, based on the average age of our Senior Vice-Presidents, reducing the multiple to annual median grants by our peers to eight times.  For our CEO, the 2004 restricted stock award value of $4.7 million made to him was six times more than the median grants to our peers’ CEOs, still significantly higher than our peer group but less of a differential to our other senior managers in light of how our overall compensation is allocated among our executives (see “Target Compensation” above).   On a time-value adjusted basis, this total award had a value of $4.1 million, a value approximately five times higher than our peer group annual grants.

This excess value (above that of our peers) was considered appropriate and necessary given that our executives had been underpaid compared to their peers with regard to both cash bonuses and long-term incentives for many years, essentially since our inception.  It was the Committee’s desire in 2004 to not only catch-up on overall compensation, but to provide the executives with an appropriate package in the event of a change in control, as prior to this grant, our executives would have received very little compared to executives of our peers if their companies were sold. The Committee believed that in the event of a change of control, that our executives would have not received appropriate monetary recognition for their contribution to the success of Denbury and its growth into a multi-billion dollar market cap company (see also “Change of Control” below) and thus determined that a portion of these awards would not vest until the executive’s retirement.

Because of the unusually large grant to our executives in August 2004, they did not receive any further long-term compensation in 2005 or 2006, other than their proportionate allocation of the long-term awards granted to all employees (see prior discussion).  In the second half of 2006, our Committee met again to review our executives’ compensation, to consider whether additional long-term incentives would be appropriate given that the final portion of the 2004 restricted stock grants would vest in 2009 (excluding the 35% retirement portion).  Given our practice that each employee would always have four years of long-term incentives in front of them, which is a significant key retention element of our overall compensation program, it became apparent that our executives would not have a significant vesting element in 2010 after the last of the 2004 restricted stock grants vested.

After a further review of our peer group data in late 2006, our Committee concluded that an additional restricted stock grant with an approximate value of $900,000 for our CEO, $525,000 for our Senior Vice-Presidents, and $375,000 or $300,000 for our other Vice-Presidents, with a vesting date in 2010, would be appropriate.  In reaching this conclusion the Committee reviewed our executives’ long-term compensation as compared to that of their peer group.  While the size of this most recent grant is less than the total median compensation granted to our CEO and other executives when compared to our peers during 2005 (the latest available proxy data), and an even larger deficit if the compensation of our executives were to be compared to the average of the peer group, our Committee based their conclusion on a review of our executives’ long-term compensation for the five year period of 2003 to 2007.  They noted that our CEO’s total long-term compensation for the five year period (estimating 2006 and 2007 for the peer group) was approximately 1.2 times higher than that of his peers, and in the case of our Senior Vice-Presidents (as compared to the second highest executive of our peers), their long-term compensation was approximately 1.9 times higher than that of their industry peers.  Our Committee concluded that this excess was appropriate in light of the fact that cash bonuses at Denbury are consistently less than cash bonuses paid to executives at our peer group and that a portion of the 2004 grants (which are the most significant portion of the five year compensation total), was intended to make up for past under-compensation.

2007 long-term awards and performance-based shares. Once the target level for 2007 grants of long-term incentives had been set (as discussed above), our Committee evaluated the best way to make such grants.  Given that certain of our stockholders had previously requested that we use more performance-based awards and given the current market’s emphasis in that area, our Committee elected to split the proposed 2007 grants into two pieces, one-half of which would be a time vesting restricted stock award which would cliff vest in 2010 (as discussed above), with the other half in the form of performance-based restricted stock.  Since our executives’ overall cash compensation (primarily cash bonuses) is significantly less than that of our peers, our Committee concluded that it would be appropriate to grant one-half of the total long-term awards as a time vesting restricted stock which would be more certain than performance-based awards.  This would be somewhat comparable to the cash bonuses given to executives of our peer group, yet would better align the interests of our executives with those of our stockholders by granting compensation in the form of equity rather than paying cash.   Further, our Committee determined that by granting approximately one-half of the 2007 equity awards in cliff vesting restricted stock those awards would remain below the Section 162(m) tax limitation for the most part, which specifies that any compensation paid to an executive in excess of $1 million is not deductible by a corporation.   Since performance-based awards are exempt from this tax limitation, the balance of the equity awards could be granted in this manner at less cost to the Company than time vesting restricted stock because we could then maintain most, if not all, of our potential tax deductions.

The granted performance-based restricted stock will be earned (and eligible to vest) during the performance period depending upon the Company’s level of success in achieving four specifically-identified performance targets. Generally, one-half of the shares earnable under the performance-based shares will be earned for performance at the designated target levels (100% target vesting levels) or upon any earlier change of control, and twice that number of shares will be earned if the higher maximum target levels are met.  If performance is below designated minimum levels for all performance targets, no performance-based shares will be earned.  The targets chosen by our Committee are generally intended to be based upon controllable Company performance factors, which for the most part are intended to exclude the effect of changes in commodity prices. The Committee is authorized to change any of the terms or conditions of the Award in order to take into account any material unanticipated change in the Company’s operations, corporate structure, assets, or similar changes, but only to the extent such action carries out the original purpose, intent and objectives of the Award.

The performance targets consist of (i) comparisons of actual results to forecasted amounts, (ii) a relative comparison of our actual results to that of our peers, or (iii) a comparison of actual results to targeted amounts.  The targets cover four primary areas: (i) tertiary oil production (ii) total corporate production, (iii) the total of finding and development costs, general and administrative costs and operating expenses on a per unit basis, and (iv) reserve replacement percentages.  The calculation is done by reviewing each measure, determining the appropriate number of points for each measure based on the actual results as indicated in each table below, and adding them up.  In the aggregate, the potential points earned range from zero to 200 which correspond with a vesting from zero percent to 200% of the targeted shares.  The measurement period is 2007, 2008 and 2009.

In addition to the specific performance measures outlined below, our Committee will have the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our Company’s corporate governance, environmental and safety compliance, debt levels, and other discretionary factors.

The tertiary oil production performance measure compares our actual tertiary production to the budgeted amounts over the three year measurement period.  The computation is measured as a percentage, computed by dividing the actual tertiary production by the forecasted amounts.  Points are earned as follows:

	Tertiary Production Percentage	Performance Percentage Points
A.	110% or more	60
B.	105% to 109.9%	50
C.	100% to 104.9%	40
D.	95% to 99.9%	30
E.	Less than 95%	0

The total corporate production measurement is very similar to the tertiary production measure in that it compares our actual total corporate production to budgeted amounts over the three year measurement period.  Because this measure is based on a larger number, with a one percent variance representing a larger absolute amount, the range of percentages used in this comparison is tighter.  The computation is measured as a percentage, computed by dividing the actual corporate production by the forecasted amounts.  Points are earned as follows for this measure:

	Average Annual Corporate Production Percentage	Performance Percentage Points
A.	105% or more	45
B.	102% to 104.9%	35
C.	100% to 101.9%	25
D.	97% to 99.9%	15
E.	Less than 97%	0

The third measure compares our costs to those of our peers.  Costs are defined to include finding and development cost, operating costs and general and administrative expenses, all expressed as a cost per BOE of production over the aggregate three year period.  The computation envisions ranking us versus our peer group, expressed as a percentage, with the lowest cost per BOE being the best.  For example if our costs are the third lowest of the group of twelve, our ranking would be 75%, qualifying us for 40 points in the table below.  Our peer group for this analysis is slightly different than the peers used for our compensation comparison, as the Committee believed it more appropriate to include peers that had significant oil production and reserves (as does Denbury) as opposed to natural gas production and reserves, because the operating costs for oil and natural gas can differ substantially.  The peer group in this case includes Pioneer Resources, Encore Acquisition, Swift Energy, Newfield Exploration, St. Mary Land,

Forest Oil, Berry Petroleum, Plains Exploration, Cimarex Energy, Cabot Oil and Gas and Whiting Petroleum.  For this measure, points are earned as follows:

	Peer Group Efficiency Percentage	Performance Percentage Points
A.	81% to 100%	50
B.	66% to 80%	40
C.	50% to 65%	30
D.	26% to 49%	20
E.	Less than 26%	0

The final measure compares our actual reserve replacement percentages to targeted amounts.  For this measure, points are earned as follows:

	Reserve Replacement Percentage	Performance Percentage Points
A.	300% or more	45
B.	200% to 299%	35
C.	150% to 199%	25
D.	100% to 149%	15
E.	Less than 100%	0

We believe that it will be difficult to exceed the targeted amounts of these performance measures, as to do so would require us to perform at or above 100% of our forecasts or budgets in every area.  This would be difficult to achieve, as our forecasts assume a high level of efficiency.  Since the performance measures cover the three primary focal points of our business, those being production, reserves and cost, exceeding our targets in all three of these areas becomes even more difficult.  Our forecasts and budgets are not designed to be an easy target, although they are achievable if work is completed on schedule and within forecasted amounts.  But to significantly exceed those forecasts is not considered likely, particularly in our current industry operating environment where goods, services, and personnel are in limited supply. Even if we are able to exceed our forecasts, there is likely to be an error factor in our projections as certain things, like production, are difficult to predict with absolute certainty.  However in this case, we believe that our projections could be inaccurate in either direction with approximately the same probability.

In addition to the specific performance measures described above, our Committee will have the discretion to reduce the number of performance-based shares otherwise earned by up to 25% based on other factors, which include their review of our Company’s corporate governance, environmental and safety compliance, debt levels, and other discretionary factors.

Each of the target levels will be determined and defined by our Committee, based upon year-end 2006 forecasts or levels (for example, year-end 2006 reserves will serve as the baseline for the reserves replacement target), and in the case of peer group measures will be based upon publicly available information for those peers.  Achievement of discretionary factors and confirmation of performance levels will be determined by our Committee.  Any portion of the performance shares which are not earned by the end of the three year measurement period will be forfeited.  In certain change of control events, the target level amount of the performance-based shares would vest.

The number of shares of cliff-vesting restricted stock and performance-based shares (at the 100% targeted vesting level) granted January 2, 2007 to our executive officers is shown below.  The actual number of shares to be delivered pursuant to the performance-based shares could range from zero to 200% of the stated 100% targeted amount below.

	Time Vesting Restricted Stock	Performance- Based Restricted Stock (at 100% target level)
Gareth Roberts	15,000	15,000
Phil Rykhoek	8,750	8,750
Ronald T. Evans	8,750	8,750
Mark C. Allen	6,250	6,250
James H. Sinclair	6,250	6,250
Ray Dubuisson	5,000	5,000
Robert Cornelius	2,781	2,781
Dan Cole	1,178	1,178

The awards to Mr. Cornelius and Mr. Cole were pro-rated for the length of time that they were with the Company during 2006.

Change of control and severance benefits.  Our senior management and other employees have built Denbury into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control.   Further, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with theirs, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. This desire was part of the reason that we issued significant amounts of restricted stock to senior management in 2004 (see “Restricted Stock” above).

We do not have any pre-defined severance benefits for our executive officers, except in the case of a change in control.  In the case of a change of control event, we have two benefits for our employees and management:  (i) our cash severance protection plan that was adopted in December 2000, and (ii) immediate vesting of all long-term awards.  Under the terms of our severance plan, an employee is entitled to receive a severance payment if a change of control occurs and the employee is terminated within two years of that change (i.e. a “double trigger” award).  The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and other members of our Investment Committee (three Senior Vice Presidents and one other Vice President) will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive between one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us.  All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the severance payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

In addition to the severance plan, all of our long-term incentives and equity awards have change of control protection.  Therefore, upon a change of control, they would immediately vest.  In the case of our recently issued performance awards, they would vest at the target or 100% level in the event of a change of control.

Based upon a hypothetical termination date of December 31, 2006, the change of control termination benefits for our named executive officers (excluding Mr. Worthey and Mr. Gramling who are no longer employed by us) would have been as follows, assuming that the officers’ employment is terminated as a result of the change of control, and including the value of the stock options and SARs that are currently vested (based on the closing stock price of $27.79 per share on that date, but including the grants made on January 2, 2007 that were approved in December 2006):

	Severance Plan Payment	Healthcare and Other Insurance Benefits	Fair Market Value of Accelerated Equity Compen- sation(1)	Value of Accelerated Deferred Cash Awards	Total Before Tax Gross-Up	Tax Gross-Up	Total Value	Portion of “Total Before Tax Gross-Up” Attributable to Increases in Market Value of Stock(2)
Gareth Roberts	$1,851,617	$80,971	$21,646,947	$68,777	$23,648,312	$3,997,770	$27,646,082	$18,200,249
Phil Rykhoek	1,278,708	48,358	9,347,386	49,127	10,723,579	2,699,773	13,423,352	6,780,696
Ronald T. Evans	1,278,708	67,540	10,686,707	49,127	12,082,082	2,773,195	14,855,277	8,120,017
James H. Sinclair	1,030,443	66,230	6,382,797	34,389	7,513,859	1,539,499	9,053,358	5,136,119
Ray Dubuisson	741,749	42,976	6,165,322	33,714	6,983,761	1,158,148	8,141,909	4,918,643

(1)             A portion of the fair market value included herein relates to stock options and SARs which were currently vested as of December 31, 2006.  These amounts totaled $8,512,280 for Mr. Roberts, $522,480 for Mr. Rykhoek, $1,182,785 for Mr. Evans, $1,226,676 for Mr. Sinclair and $1,367,400 for Mr. Dubuisson.

(2)             The majority of the potential change of control value in the above table relates to the fair market value of equity compensation that would be accelerated upon a change of control, which for the officers listed herein, is primarily related to the restricted stock issued to them in August 2004.  On that date, our stock closed at $9.91 per share.  Our stock price has increased 2.8 times since that August 2004 grant date to $27.79 per share as of year-end 2006 (the value used in the above table).  The amounts listed in this column represent the difference between the 2006 year-end market value of the restricted stock and the value on the date of grant, representing the appreciation in the market value of our common stock since the August 2004 issue date, plus for the stock options and SARs included herein, the market value increase in our common stock between the date of grant of such options and SARs and such market value as of December 31, 2006.

Perquisites and Other Benefits.  Our senior management participates in our benefit plans on the same terms as our other employees.  These plans include medical, dental, disability and life insurance,

partially matching contributions to our 401k plan, and partially matching contributions to our employee stock purchase plan described above.

We also provide a nine-year-old automobile for our CEO and pay the monthly membership dues at local golf clubs for certain of our executives, provided that they pay all or a portion of the upfront initiation fees.  We provide the monthly golf club membership fees so that our executives have an appropriate entertainment forum for business associates.  The cost to Denbury of these benefits aggregated less than $10,000 in 2006 for each of the Named Executive Officers.

Our only retirement benefits are our 401k plan and a retirement vesting provision included in almost all of our equity awards. We do not have any pensions or post-retirement medical benefits.

Board Process.  During the fourth quarter of each year, management reviews the entire company’s compensation, based on recommendations from their subordinates, and makes a proposal to the Committee.  Final review of this recommendation is made by the Committee at our regularly-recurring December committee and board meetings, although depending on the magnitude of the anticipated changes, there may be several Committee meetings and discussions with management in advance of the December meeting.  The Committee approves all compensation and long-term awards for all eight executive officers, considering the recommendation of the CEO with regard to compensation for the other executives.  Our Committee also reviews and approves our overall compensation programs for all employees or any significant changes to these programs.  This Committee is the administrator of all of our compensation plans (other than our 401k plan, health and other fringe benefit plans), including our 2004 Omnibus Stock and Incentive Plan under which all of our long-term equity awards are granted.   The Board of Directors reviews and ratifies the compensation package based upon a recommendation from the Committee. Following approval of the entire compensation program, at least for the last several years, salary increases have been made effective January 1st, bonuses are paid in early January, and the annual recurring long-term compensation awards are made effective the first business day of January.

Compensation Committee Report

The Compensation Committee of the Board is responsible for making recommendations to the Board regarding the general compensation policies of the Company, the compensation plans and specific compensation levels for officers and certain other managers.  The Committee also administers our stock option and stock purchase plans for all employees.

The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis disclosures included in this proxy statement.  Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2006 fiscal year, and the Board has approved that recommendation.

The Compensation Committee
Gregory L. McMichael, Chairman
Ronald G. Greene
Donald D. Wolf

Summary Compensation Table

The following table sets out a summary of executive compensation for our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, our next three most highly compensated executive officers for 2006 (collectively, the “Named Executive Officers”), and two former officers of the Company.

				Stock	Option	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compen-	Total
Name and Principal Position	Year	($)	($)	($)	($)	sation (4)($)	($)
Gareth Roberts	2006	399,401	165,036	824,478	157,975	42,632	1,589,522
President and Chief
Executive Officer

Phil Rykhoek	2006	285,323	117,898	567,712	110,659	34,076	1,115,668
Senior Vice President,
Chief Financial Officer
and Secretary

Ronald T. Evans	2006	285,323	117,898	534,299	110,659	34,076	1,082,255
Senior Vice President,
Reservoir Engineering

Ray Dubuisson	2006	199,063	82,254	323,735	73,117	19,614	697,783
Vice President, Land

James H. Sinclair	2006	220,498	97,018	260,534	78,820	28,730	685,600
Vice President, Exploration
and Geosciences

Mark Worthey	2006	142,182	—	4,033,926	1,459,543	16,298	5,651,949
Former Senior Vice
President, Operations

Ron Gramling	2006	137,139	—	961,925	191,140	51,331	1,341,535
Former Vice President,
Marketing

(1)             Represents the amounts earned based on our performance for the year indicated, even though they are actually paid early in January of the subsequent year.  Bonuses also include a Christmas bonus that is equivalent to one week’s salary and which is paid to all employees.

(2)             Represents the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2006, related to restricted stock awards made pursuant to our 2004 Omnibus Stock and Incentive Plan.  These amounts include awards granted during and before 2006 and reflect the proportionate amount of compensation for 2006 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which was the fair market value of Denbury’s common stock on the date of grant of each award.  Further discussion regarding the underlying awards is included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

The amount for Mr. Worthey reflects expense recorded in 2006 due to the modification of previously granted restricted stock awards that would have otherwise been forfeited upon Mr. Worthey’s separation from the Company in June 2006.  The amount for Mr. Gramling reflects additional expense associated with his retirement from the Company in August 2006.

(3)             Represent the amounts recognized for financial reporting purposes, in accordance with SFAS No. 123(R), for the year ended December 31, 2006, related to stock option and stock settled stock appreciation right awards made pursuant to our stock incentive plans.  These amounts include awards granted during and before 2006 and reflect the proportionate amount of compensation for 2006 based on the time vesting terms of the awards and the fair value of the awards on the date of grant, which assumptions are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

The amount for Mr. Worthey reflects expense recorded in 2006 due to the modification of previously granted stock options that would have otherwise been forfeited upon Mr. Worthey’s separation from the Company in June 2006.  The amount for Mr. Gramling reflects additional expense recorded in 2006 associated with his retirement from the Company in August 2006.

(4)             Amounts in this column include (a) matching contributions by the Company to the Employee Stock Purchase Plan on each Named Executive Officer’s behalf, (b) matching contributions to the 401(k) Plan on each Named Executive Officer’s behalf, (c) life and disability insurance premiums paid by the Company on each Named Executive Officer’s behalf, and (d) deferred cash awards paid in 2006:

	Stock	401(k)	Insurance	Deferred Cash
	Purchase Plan (a)	Plan (b)	Premiums (c)	Award (d)
Gareth Roberts	$29,955	$9,900	$2,777	$—
Phil Rykhoek	21,399	9,900	2,777	—
Ronald T. Evans	21,399	9,900	2,777	—
Ray Dubuisson	7,465	9,900	2,249	—
James H. Sinclair	16,537	9,900	2,293	—
Mark A. Worthey	5,241	9,900	1,157	—
Ron Gramling	7,031	9,900	1,464	32,936

The amounts above exclude deferred cash awards granted on January 3, 2006, which cliff vest 100% after four years, in the following amounts:  $68,777 to Mr. Roberts, $49,127 to Mr. Rykhoek and Mr. Evans, $34,389 to Mr. Sinclair and $33,714 to Mr. Dubuisson.  All other compensation or perquisites for each Named Executive Officer was less than $10,000 in the aggregate.

GRANTS OF PLAN-BASED AWARDS (1)

			All Other		All Other
			Stock		Option
			Awards;		Awards;		Exercise	Closing	Grant Date
			Number of		Number of		or Base	Market	Fair Value of
			Shares of		Securities		Price of	Price on	Stock and
			Stock or		Unerlying		Option	Date of	Option
Name	Grant Date	Committee Meeting Date	Units (#)		Options (#)		Awards ($/Sh)	Grant ($/Sh)	Awards(7) ($)
Gareth Roberts	1/3/2006	12/15/2005	2,118	(2)					51,637
	1/3/2006	12/15/2005			8,470	(4)	24.38	24.38	107,171

Phil Rykhoek	1/3/2006	12/15/2005	1,513	(2)					36,887
	1/3/2006	12/15/2005			6,050	(4)	24.38	24.38	76,551

Ronald T. Evans	1/3/2006	12/15/2005	1,513	(2)					36,887
	1/3/2006	12/15/2005			6,050	(4)	24.38	24.38	76,551

Ray Dubuisson	1/3/2006	12/15/2005	1,038	(2)					25,306
	1/3/2006	12/15/2005			4,152	(4)	24.38	24.38	52,535

James H. Sinclair	1/3/2006	12/15/2005	1,059	(2)					25,818
	1/3/2006	12/15/2005			4,235	(4)	24.38	24.38	53,585

Mark Worthey	1/3/2006	12/15/2005	1,513	(2)					36,887
	6/5/2006	6/5/2006	136,500	(3)					4,347,525
	1/3/2006	12/15/2005			6,050	(4)	24.38	24.38	76,551
	6/5/2006	6/5/2006			17,746	(5)	5.64	31.85	465,879
	6/5/2006	6/5/2006			11,994	(5)	5.64	31.85	314,874
	6/5/2006	6/5/2006			14,652	(6)	6.83	31.85	368,753
	6/5/2006	6/5/2006			18,698	(6)	6.83	31.85	470,580

Ron Gramling	1/3/2006	12/15/2005	1,014	(2)					24,721
	1/3/2006	12/15/2005			4,056	(4)	24.38	24.38	51,321

(1)             There were no non-equity or equity incentive performance plan type awards granted in 2006; therefore, columns related to those types of awards have been omitted from the table above.

(2)             Represents restricted stock awards that cliff vest 100% on January 3, 2010, four years from the date of grant, except for Mr. Gramling’s restricted stock award, which vested in 2006 upon his reaching retirement eligibility.

(3)             Represents restricted stock awards for which the original vesting terms were modified by the Board of Directors in 2006 and are therefore shown as new grants.  These restricted stock awards were originally granted in 2004 and scheduled to vest at the rate of 45,500 shares per year on each August 6th, of the years 2006 through 2008.  In conjunction with Mr. Worthey’s separation from the Company on June 5, 2006, these awards were modified to vest on that date.

(4)             Represents stock settled stock appreciation rights awards that cliff vest 100% on January 3, 2010, four years from the date of grant.

(5)             Represents stock option awards for which the original vesting terms were modified by the Board of Directors in 2006 and are therefore shown as new grants.  These stock option awards were originally granted on January 2, 2003 and were scheduled to cliff vest 100% on January 2, 2007.  These stock option awards were modified to retain their original exercise price and vesting date, as they otherwise would have expired upon Mr. Worthey’s separation from the Company on June 5, 2006.

(6)             Represents stock option awards for which the original vesting terms were modified by the Board of Directors in 2006 and are therefore shown as new grants.  These stock option awards were originally granted on January 2, 2004 and were scheduled to cliff vest 100% on January 2, 2008.  These stock option awards were modified to retain their original exercise price and vesting date, as they otherwise would have expired upon Mr. Worthey’s separation from the Company on June 5, 2006.

(7)             The grant date fair values of stock and option awards were determined in accordance with SFAS No. 123(R).  The assumptions made in the calculation of these amounts are included in Note 9 to the Company’s audited financial statements for the year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option	Option	Stock That		Stock That
	Options (#)	Options (#)		Exercise Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)
Gareth Roberts	54,946			6.690	2/24/2007
	33,000			9.165	1/2/2008
	143,000			2.120	1/4/2009
	42,400			1.990	1/3/2010
	37,400			4.640	1/2/2011
	45,690			3.545	1/14/2012
		45,614	(1)	5.635	1/2/2013
		46,666	(2)	6.825	1/2/2014
		40,110	(3)	13.855	1/3/2015
		8,470	(4)	24.380	1/3/2016
						183,300	(5)	5,093,907
						164,500	(6)	4,571,455
						2,118	(7)	58,859
Phil Rykhoek	8,654			9.165	1/2/2008
	14,902			3.545	1/14/2012
		14,870	(1)	5.635	1/2/2013
		16,676	(2)	6.825	1/2/2014
		28,650	(3)	13.855	1/3/2015
		6,050	(4)	24.380	1/3/2016
						136,500	(5)	3,793,335
						122,500	(6)	3,404,275
						1,513	(7)	42,046
Ronald T . Evans	21,550			4.640	1/2/2011
	28,208			3.545	1/14/2012
		29,740	(1)	5.635	1/2/2013
		33,350	(2)	6.825	1/2/2014
		28,650	(3)	13.855	1/3/2015
		6,050	(4)	24.380	1/3/2016
						136,500	(5)	3,793,335
						122,500	(6)	3,404,275
						1,513	(7)	42,046
Ray Dubuisson	60,000			5.000	7/1/2012
		11,082	(1)	5.635	1/2/2013
		22,014	(2)	6.825	1/2/2014
		19,662	(3)	13.855	1/3/2015
		4,152	(4)	24.380	1/3/2016
						66,300	(5)	1,842,477
						59,500	(6)	1,653,505
						1,038	(7)	28,846
James H. Sinclair	1,910			9.165	1/2/2008
	8,400			1.990	1/3/2010
	18,400			4.640	1/2/2011
	22,620			3.545	1/14/2012
		22,578	(1)	5.635	1/2/2013
		23,334	(2)	6.825	1/2/2014
		20,056	(3)	13.855	1/3/2015
		4,235	(4)	24.380	1/3/2016
						66,300	(5)	1,842,477
						59,500	(6)	1,653,505
						1,059	(7)	29,430
Mark Worthey		29,740	(1)	5.635	12/31/2007
		33,350	(2)	6.825	12/31/2008

(1)             These options vested 100% on January 2, 2007, four years after the date of grant.

(2)             These options cliff vest 100% on January 2, 2008, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these options vest upon death, disability, or a change in control of the Company.

(3)             These options cliff vest 100% on January 3, 2009, four years after the date of grant.  In addition to the foregoing vesting provisiouns, all of these options vest upon death, disability, or a change in control of the Company.

(4)             These stock settled SARs cliff vest 100% on January 3, 2010, four years after the date of grant.  In addition to the foregoing vesting provisions, all of these SARs vest upon death, disability, or a change in control of the Company.

(5)             These shares of restricted stock vest over three years on August 6th, of each of 2007, 2008 and 2009, at the rate of 61,100 shares per year for Mr. Roberts, 45,500 shares per year for Mr. Rykhoek and Mr. Evans, and 22,100 shares per year for Mr. Dubuisson and Mr. Sinclair.  With respect to one-third of the shares that vest annually, delivery of the shares will not be made to the officer until that officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(6)             These shares of restricted stock vest upon the latter of the officer reaching a retirement age between the age of 60 and 65, depending on length of service, and the officer’s separation from the Company.  In addition to the foregoing vesting provisions, all of these shares will vest upon death, disability, or a change in control of the Company.

(7)             These shares of restricted stock cliff vest 100% on January 3, 2010.  In addition to the foregoing vesting provisions, all of these shares vest upon death, disability or a change in control of the Company.

OPTION EXERCISES AND STOCK VESTED DURING 2006

	Option Awards				Stock Awards
	Number of				Number of
	Shares		Value		Shares
	Acquired on		Realized on		Acquired on	Value Realized
	Exercise		Exercise		Vesting	on Vesting
Name	(#)		($)		(#)	($)

Gareth Roberts	25,054		625,952		61,100	2,079,233
Phil Rykhoek	61,000	(1)	1,710,569	(1)	45,500	1,548,365
Ronald T. Evans	4,444		119,778		45,500	1,548,365
Ray Dubuisson	—		—		22,100	752,063
James H. Sinclair	25,690		637,705		22,100	752,063

Mark A. Worthey	141,894	3,984,782	136,500	4,347,525
Ron Gramling	88,872	2,040,592	148,914	4,935,623

(1)             Includes 26,000 shares acquired on exercise that were held and not sold with an indicated value realized of $787,036.

Severance Protection Plan

In December 2000, the Board approved a severance protection plan for all of our employees.  Under the terms of the severance plan, an employee is entitled to receive a severance payment if a change of control in the Company occurs and the employee is terminated within two years of the change of control. The severance plan will not apply to any employee who is terminated for cause or by an employee’s own decision for other than good reason (e.g., change of job status or a required move of more than 25 miles). If entitled to severance payments under the terms of the severance plan, the Chief Executive Officer and our three senior vice presidents will receive three times their annual salary and bonus, all of our other officers will receive two and one-half times their annual salary and bonus, certain other members of management will receive two times their annual salary and bonus, and all other employees will receive from one-third to one and one-half times their annual salary and bonus depending on their salary level and length of service with us.  All employees will also receive medical and dental benefits for one-half the number of months for which they receive severance benefits.

The severance plan also provides that if our officers are subject to the “parachute payment” excise tax, then the Company will pay the employee under the severance plan an additional amount to “gross up” the payment so that the employee will receive the full amount due under the terms of the severance plan after payment of the excise tax.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about Denbury’s equity compensation plans as of December 31, 2006.

			Nu mber of securities
			remaining available
			for future issuance
	Number of securities to	Weighted average	under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column(a)
Plan Category	(a)	(b)	(c)

Equity Compensation plans approved by security holders:

Stock Option Plan	6,065,163	$7.03	—

2004 Omnibus Plan	1,417,297	22.24	1,168,607

Employee Stock Purchase Plan	—	—	315,106

Equity compensation plans not approved by security holders:

Director Compensation Plan	—	—	133,788
	7,482,460	$9.91	1,617,501

SHARE PERFORMANCE GRAPH

The following graph illustrates changes over the five year period ended December 31, 2006, in cumulative total stockholder return on our common stock as measured against the cumulative total return of the S&P 500 Index and the Dow Jones U.S. Exploration and Production Index.  The results assume $100 was invested on December 31, 2001, and that dividends were reinvested.

	December 31,
	2001	2002	2003	2004	2005	2006
Denbury	$100	$155	$190	$376	$623	$760
S&P 500	100	78	100	111	117	135
Dow Jones Exploration and Production	100	102	134	190	314	331

RELATED PARTY TRANSACTIONS

Two entities, Alpha Omega Partners and Icarus, Inc, which provide land brokerage services for us, are 50% owned by Mike Dubuisson, the brother of Ray Dubuisson, our Vice President of Land.  During 2006, we paid these entities a total of $5.0 million for their services, which we believe to be competitive with charges for these types of services from independent third parties in arm’s length transactions.

STOCKHOLDER PROPOSALS

All future stockholder proposals must be submitted in writing to Phil Rykhoek, Chief Financial Officer and Secretary, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024.  In order for a stockholder proposal to be included in the proxy materials for the 2008 annual meeting of stockholders, the proposal must be received by the Company no later than December 7, 2007.  These proposals must also meet other requirements of the Securities and Exchange Act of 1934 to be eligible for inclusion.

The form of proxy for the annual meeting of stockholders grants authority to the persons designated therein as proxies to vote in their discretion on any other matters that come before the meeting, or any adjournment thereof, that are not set forth in our proxy statement, except for those matters as to which adequate notice is received.  In order for a notice to be deemed adequate for purposes of the 2008 annual meeting of stockholders, it must be received prior to February 17, 2008.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP was first appointed by the Audit Committee in May 2004 to audit the Company’s books for 2004 and was re-appointed for 2005 and 2006.  Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have an opportunity to make a statement and/or to respond to appropriate questions.  The Audit Committee has recommended that PricewaterhouseCoopers LLP be re-appointed as auditor for 2007, subject to ratification by the stockholders.

Independent Auditor Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the year ended December 31, 2006 and 2005.

	2006	2005
Audit Fees(1)	$1,102,976	$939,699
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	1,599	1,599
Total	$1,104,575	$941,298

(1)           Audit fees consist of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal controls over financial reporting, required quarterly reviews, accounting consultations, as well as work only the independent auditor can reasonably be expected to provide, such as comfort letters, consents and review of documents filed with the SEC.

(2)           Fees associated with a license for accounting research software.

The Audit Committee Charter stipulates that the Audit Committee approve the fees to be paid to the independent accountants prior to the annual audit.  Additionally, all engagements for non-audit services by the independent public accountants must be approved prior to the commencement of services.  All fees paid to the Company’s independent accountants were approved by the Audit Committee prior to the commencement of services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require our executive officers and directors, and persons who own more than ten percent (10%) of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and stock exchanges and to furnish us with copies.  Based solely on our review of the copies of such forms received by us, or representations made by the officers and directors to us, we are aware of one filing that was not timely made by Mr. Gareth Roberts, President and CEO, who failed to timely file a Form 5 reporting the transfer of shares as a gift to his minor children.

OTHER MATTERS

We know of no other matter to come before the annual meeting other than the matters referred to in the Notice of Annual Meeting.  However, if any other matter properly comes before the meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy.

All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.  All information relating to any beneficial owner of more than 5% of our common stock is based upon information contained in reports filed by such owner with the SEC.  The information contained in this proxy statement in the sections entitled “Compensation Committee Report,” “Share Performance Graph” and “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating by reference any information contained in this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates by reference the information contained in such sections, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

We have provided to each person whose proxy is solicited hereby a copy of our 2006 Annual Report to stockholders for the year ended December 31, 2006, which includes the Annual Report on Form 10-K except for certain exhibits.  The Annual Report to stockholders does not constitute a part of the proxy soliciting material.  A copy of our Annual Report to stockholders or our Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge by writing to Denbury Resources Inc., ATTN: Laurie Burkes, Investor Relations, 5100 Tennyson Parkway, Suite 1200, Plano, Texas 75024, or by e-mail to invrel@denbury.com.

By order of the Board of Directors

Phil Rykhoek
Senior Vice President, Chief Financial Officer
and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

DENBURY RESOURCES INC.

May 15, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

1	Please detach along perforated line and mail in the envelope provided.

20730303000000000000 3	051507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Proposal to elect directors.			2. Proposal to increase the number of shares that may be used under	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES	NOMINEES: Ronald G. Greene	our Employee Stock Purchase Plan
	WITHHOLD AUTHORITY	David I. Heather Gregory L. McMichael	3. Proposal to increase the number of shares that may be used under	☐	☐	☐
	FOR ALL NOMINEES	Gareth Roberts Randy Stein	our 2004 Omnibus Stock and Incentive Plan
	FOR ALL EXCEPT (See instructions below)	Wieland F. Wettstein Donald D. Wolf	4. Proposal to ratify the appointment by the audit committee of	☐	☐	☐
PricewaterhouseCoopers LLP as the Company’s independent
auditor for 2007

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

PROXY CARD

DENBURY RESOURCES INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2007

By signing this proxy, I appoint Ronald G. Greene, Chairman of the Board of Denbury, and Gareth Roberts, President and Chief Executive Officer of Denbury, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Denbury Resources Inc. common stock that I am entitled to vote at the Annual Meeting of Stockholders to be held on May 15, 2007, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If this proxy is properly executed, your shares of Denbury Resources Inc. common stock represented by this proxy will be voted in the manner you specify. If no specification is made, your shares of Denbury Resources Inc. stock will be voted for each of the seven nominees for director, for the increase in the number of shares that may be used under our 2004 Omnibus Stock and Incentive Plan, for the increase in the number of shares that may be used under our Employee Stock Purchase Plan, and for the appointment of PricewaterhouseCoopers LLP as auditors. The proxies are authorized to vote my shares, in their discretion, on any other matter that is properly brought before the meeting.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

DENBURY RESOURCES INC.

May 15, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
COMPANY NUMBER
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

1	Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20730303000000000000 3	051507

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,“FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. Proposal to elect directors.			2. Proposal to increase the number of shares that may be used under	☐	☐	☐
☐ ☐ ☐	FOR ALL NOMINEES	NOMINEES: Ronald G. Greene	our 2004 Omnibus Stock and Incentive Plan
	WITHHOLD AUTHORITY	David I. Heather Gregory L. McMichael	3. Proposal to increase the number of shares that may be used under	☐	☐	☐
	FOR ALL NOMINEES	Gareth Roberts Randy Stein	our Employee Stock Purchase Plan
	FOR ALL EXCEPT (See instructions below)	Wieland F. Wettstein Donald D. Wolf	4. Proposal to ratify the appointment by the audit committee of	☐	☐	☐
PricewaterhouseCoopers LLP as the Company's independent
auditor for 2007

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.